The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 12, 2005
PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 9, 2004)
$50,000,000
         Old National Bancorp
                  % Senior Notes due 2010

          The notes will bear interest at the rate of           % per year. Interest on the notes is payable on                     and                     of each year, beginning on                     , 2005. The notes will mature on                     , 2010. The notes are not redeemable prior to maturity.
      The notes will be senior obligations of our company and will rank equally with all of our other unsecured senior indebtedness.
      The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total

Public Offering Price		%	$
Underwriting Discount		%	$
Proceeds to Old National (before expenses)		%	$
      Interest on the notes will accrue from                     , 2005 to date of delivery.

      The underwriter expects to deliver the notes to purchasers on or about                     , 2005.

Citigroup
                    , 2005

      You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

THE COMPANY
      We are a financial holding company incorporated in the State of Indiana in 1982 and we maintain our principal executive office in Evansville, Indiana. Through our wholly owned bank subsidiary, Old National Bank, we provide a wide range of services, including commercial and consumer loan and depository services, lease financing and other traditional banking services. Through our non-bank affiliates, we provide services to supplement the banking business including fiduciary and wealth management services, investment and brokerage services, investment consulting, insurance and other financial services.
      At March 31, 2005, we had, on a consolidated basis, total assets of $8.8 billion, total deposits of $6.4 billion, net loans of $4.9 billion and shareholders’ equity of $671 million. Our common stock is listed on the New York Stock Exchange under the symbol “ONB.”
Recent Developments
      On April 21, 2005, our Board of Directors approved the redemption of our 9.500% Junior Subordinated Debentures due 2030 and the corresponding redemption by ONB Capital Trust I of all of its outstanding 9.500% Trust Preferred Securities. The Trust Preferred Securities will be redeemed on May 23, 2005 at a redemption price of $25 per Trust Preferred Security plus accumulated and unpaid distributions to May 23, 2005. As of the date of this prospectus supplement, there are $50 million aggregate liquidation amount of Trust Preferred Securities of ONB Capital Trust I outstanding.
      On March 29, 2005, we announced the acquisition of J.W.F. Insurance Companies, Inc. and the acquisition of the assets of J.W.F. Specialty Company, Inc., each of which is an Indianapolis based insurance agency. The transactions were completed on May 1, 2005 for an aggregate purchase price of $18.5 million (plus acquisition costs) in cash and shares of our common stock.
      During the quarter ended March 31, 2005, we committed to a plan to sell selected non-strategic assets to better align our operations with our market and product focus. As a result, we are currently in negotiations to sell the J.W. Terrill Insurance Agency in St. Louis, Missouri and the Fund Evaluation Group in Cincinnati, Ohio.
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated. For purposes of computing these ratios, earnings represent income before taxes from continuing operations, fixed charges, and amortization of capitalized interest less interest capitalized. “Fixed charges, excluding interest on deposits,” consist of interest expense, excluding interest on deposits, capitalized interest, and one-third of rental expense for all operating leases, which we believe to be representative of the interest portion of rental expense. “Fixed charges, including interest on deposits,” consist of interest expense, including interest on deposits, capitalized interest, and one-third of rental expense for all operating leases.

	Three Months
	Ended	Years Ended December 31,
	March 31,
	2005	2004	2003	2002	2001	2000

Consolidated Ratio of Earnings to Fixed Charges
Excluding interest on deposits	2.49	2.16	2.18	3.05	2.39	1.74
Including interest on deposits	1.52	1.40	1.37	1.58	1.35	1.21
USE OF PROCEEDS
      The net proceeds from the sale of the notes will be used by us to redeem our 9.500% Junior Subordinated Debentures due 2030 in order to cause the corresponding redemption by ONB Capital Trust I of its 9.500% Trust Preferred Securities. See “The Company — Recent Developments.” Pending this use, the proceeds from the offering may be invested in short-term investments.

CAPITALIZATION
      The following table summarizes our capitalization as of March 31, 2005 on an historical basis and as adjusted to reflect the issuance and sale of the notes and the application of the proceeds therefrom as described under “Use of Proceeds.” The information set forth below should be read together with our historical financial statements and the notes to those financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus.

	March 31, 2005

	Actual	As Adjusted

	(In thousands of dollars)
Long-Term Debt
Senior debt
Old National	$110,000		$(1)
Subsidiaries(2)	747,741

Total senior debt	857,741
Subordinated debt(2)	150,000
Junior subordinated debentures	150,000		(3)
Other
Capital lease obligation	4,515
SFAS 133 fair value hedge and other basis adjustments	(6,661)

Total other	(2,146)

Total long-term debt	1,155,595
Shareholders’ Equity
Preferred stock, 2,000,000 shares authorized, no shares issued or outstanding	—
Common stock, $1.00 stated value, 150,000,000 shares authorized and 68,717,000 shares issued and outstanding	$68,717	$
Capital surplus	613,857
Retained earnings	5,469
Accumulated other comprehensive income (loss), net of tax	(17,454)

Total shareholders’ equity	670,589

Total Capitalization	$1,826,184	$

Short-Term Debt	$493,312	$

(1)	Reflects $110 million of Old National’s senior debt and the issuance of the notes offered hereby.

(2)	These obligations are direct obligations of our subsidiaries and as such, constitute claims against those subsidiaries prior to our equity interests in those subsidiaries.

(3)	Reflects the redemption of $50 million aggregate principal amount of 9.500% Junior Subordinated Debentures due 2030 with the proceeds from the sale of the notes offered hereby.

SUMMARY FINANCIAL INFORMATION
      The following summary consolidated financial information of Old National as of and for each of the years ended December 31, 2004, 2003 and 2002 has been derived from our audited financial statements. The summary consolidated financial information of Old National as of and for the three months ended March 31, 2005 and 2004 has been derived from our unaudited consolidated financial statements. The information set forth below should be read together with our historical financial statements and the notes to those financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus, which financial statements and related notes, other than those included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, have not been reclassified to reflect discontinued operations. The results of operation for the three months ended March 31, 2005 are not necessarily indicative of the results expected for the year ended December 31, 2005 or for any other interim period.

	Three Months Ended
	March 31,		Years Ended December 31,

	2005	2004	2004	2003	2002

	(In thousands of dollars)
	(Unaudited)
Consolidated Income Statement Data
Interest income	$102,768	$108,109	$417,120	$469,698	$547,379
Interest expense	44,130	43,010	166,391	197,741	257,954

Net interest income	58,638	65,099	250,729	271,957	289,425
Provision for loan losses	5,100	7,500	22,400	85,000	33,500

Net interest income after provision for loan losses	53,538	57,599	228,329	186,957	255,925
Noninterest income	35,726	37,506	150,363	164,059	147,891
Noninterest expense	66,077	73,848	308,708	275,801	252,318

Income before income taxes and discontinued operations	23,187	21,257	69,984	75,215	151,498
Income tax expense	3,747	2,667	5,164	7,273	34,198

Net income from continuing operations	19,440	18,590	64,820	67,942	117,300
Income (loss) from discontinued operations, net of tax expense (benefit)	(984)	919	2,751	2,471	632

Net income	$18,456	$19,509	$67,571	$70,413	$117,932

Consolidated Balance Sheet Data
Securities	$2,937,666	$2,873,526	$3,012,751	$2,917,245	$3,077,798
Loans(1)	4,972,024	5,577,549	4,987,326	5,586,455	5,769,635
Total assets	8,793,047	9,267,289	8,898,304	9,363,232	9,612,556
Deposits	6,361,663	6,385,103	6,414,263	6,493,092	6,439,280
Long-term debt	1,155,595	1,533,202	1,312,661	1,624,092	1,234,014
Shareholders’ equity	670,589	740,861	703,208	715,490	740,710
Consolidated Capital Ratios
Tier 1 risk-based capital ratio	11.01%	11.08%	11.18%	10.96%	11.12%
Total risk-based capital ratio	14.72	14.76	14.90	14.65	14.75
Leverage ratio	7.76	7.53	7.68	7.35	7.53

	Three Months Ended
	March 31,		Years Ended December 31,

	2005	2004	2004	2003	2002

Consolidated Loan Performance Data
Allowance for loan losses at period end	$86,307	$100,645	$85,749	$95,235	$87,742
Allowance to period-end loans ratio(1)	1.74%	1.80%	1.72%	1.70%	1.52%
Net charge-offs(2)	$4,542	$3,471	$32,641	$68,171	$19,999
Total non-performing loans	$55,172	$107,122	$54,890	$104,627	$100,287
Non-performing loans as a percent of period-end loans(1)	1.11%	1.92%	1.10%	1.87%	1.74%
Accruing loans past due 90 days or more	$1,782	$2,334	$2,414	$5,120	$9,516
Selected Consolidated Performance Ratios
Return on assets	0.84%	0.84%	0.74%	0.74%	1.27%
Return on equity	10.48	10.68	9.51	9.48	17.05
Net interest margin	3.22	3.37	3.31	3.37	3.65
Efficiency ratio(3)	66.1	67.9	72.6	59.8	56.1
Net income per share from continuing operations	$0.28	$0.27	$0.93	$0.97	$1.66
Net income per share (diluted)	0.27	0.28	0.97	1.00	1.67

(1)	Loans include residential loans held for sale.

(2)	Net charge-offs include write-downs on loans transferred to held for sale.

(3)	Based on income from continuing operations and excludes gains on branch divestitures.

DESCRIPTION OF NOTES
      The following description of the terms of the notes supplements and, to the extent inconsistent with, replaces the description of our senior debt securities included in the accompanying prospectus under the heading “Description of Debt Securities.”
General
      The notes are being issued under a senior debt indenture, dated as of July 23, 1997, between Old National, as issuer, and J.P. Morgan Trust Company, National Association (as successor to Bank One, NA), as trustee. The notes are a separate series of “senior debt securities,” as described in the accompanying prospectus. Reference is made to the accompanying prospectus for a detailed summary of additional terms and provisions of the notes and the senior debt indenture. Capitalized terms not defined in this prospectus supplement have the meanings ascribed to them in the accompanying prospectus and in the senior debt indenture.
      The notes initially will be limited to $50,000,000 aggregate principal amount. Old National may from time to time, without the consent of the existing holders of the notes, create and issue additional notes with the same terms except for the issue price and issue date so that the new securities may be consolidated and form a single series with the notes.
      The notes will mature on                     , 2010. The notes are not redeemable prior to the maturity date. The notes are not entitled to any sinking fund.
      The notes will be issued in fully registered book-entry form without coupons and in denominations of $1,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for the listing of the notes on a national securities exchange.
Ranking
      The notes will be direct, unsecured and unsubordinated obligations of Old National. Because Old National is a holding company, the right of Old National, and therefore the right of creditors of Old National (including the holders of the notes), to participate in any distribution of the assets of any subsidiary of Old National upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Old National itself as a creditor of the subsidiary may be recognized. As of March 31, 2005, Old National’s subsidiaries had outstanding approximately $7.8 billion of obligations, including approximately $6.4 billion of deposit liabilities, to which the notes would be effectively subordinate.
Interest
      The notes will bear interest at the rate per annum of           % from                     , 2005, or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on                     and                     each year, beginning on                     , 2005. Interest will be paid to the persons in whose names the notes are registered at the close of business on the                     and                     next preceding the applicable interest payment date.
      Interest payments in respect of the notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment with respect to the notes) to but excluding the applicable interest payment date or maturity date, as the case may be. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.
      If the maturity date or any interest payment date falls on a day that is not a business day, the required payment of principal and interest will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the maturity date or interest payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means any day that is not a Saturday, Sunday or legal holiday on which banking institutions or trust companies in The City of New York are authorized or obligated by law or regulation to close.
Governing Law
      The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.
Book-Entry Only Issuance
      Upon issuance, the notes will be represented by one or more global securities deposited with or on behalf of The Depository Trust Company, which we refer to as DTC, who will act as depositary with respect to the notes. The global securities representing the notes will be registered in the name of a nominee of DTC. This means that we will not issue certificates to you for the notes. Each global security will be issued to DTC, which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the notes. Each participant will then keep a record of its clients. Except under the circumstances described in the accompanying prospectus under the heading “Global Securities,” the notes will not be issuable in definitive form.
      A further description of DTC’s procedures with respect to global securities representing the notes is set forth in the accompanying prospectus under the heading “Global Securities.”

UNDERWRITING
      Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, Citigroup Global Markets Inc., which we refer to as “Citigroup” or the underwriter, has agreed to purchase, and we have agreed to sell to the underwriter, $          principal amount of notes.
      The underwriting agreement provides that the obligations of the underwriter to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all the notes if it purchases any of the notes.
      The underwriter proposes to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed           % of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed           % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.
      The following table shows the underwriting discounts and commissions that we are to pay to the underwriter in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Old National

Per note	%
      In connection with the offering, Citigroup may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriter in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.
      The underwriter also may impose a penalty bid. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when Citigroup, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.
      Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriter may conduct these transactions in the over-the-counter market or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.
      We estimate that our total expenses for this offering will be $          .
      The underwriter has performed investment banking and advisory services for us from time to time for which it has received customary fees and expenses. The underwriter may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business.
      We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

LEGAL MATTERS
      The validity of the notes will be passed upon for us by Krieg DeVault LLP, Indianapolis, Indiana and for the underwriter by Sidley Austin Brown & Wood llp, New York, New York.
EXPERTS
      The consolidated financial statements of Old National Bancorp and its subsidiaries at December 31, 2004 and 2003 and for each of the three fiscal years in the period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2004, which are incorporated in this prospectus supplement and the accompanying prospectus by reference to Old National Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

$750,000,000

       OLD NATIONAL BANCORP

Debt Securities Common Stock Preferred Stock Depositary Shares Units Warrants of OLD NATIONAL BANCORP	Capital Securities of ONB CAPITAL TRUST III ONB CAPITAL TRUST IV ONB CAPITAL TRUST V ONB CAPITAL TRUST VI Guaranteed to the extent set forth in this prospectus by OLD NATIONAL BANCORP

      We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

      Our common stock is listed on the New York Stock Exchange under the symbol “ONB.”

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The securities are not deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This prospectus is dated December 9, 2004.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that Old National Bancorp and ONB Capital Trust III, ONB Capital Trust IV, ONB Capital Trust V and ONB Capital Trust VI filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $750,000,000. Each of ONB Capital Trust III, ONB Capital Trust IV, ONB Capital Trust V and ONB Capital Trust VI is referred to in this prospectus as an “ONB Trust” and are collectively referred to as the ONB Trusts.

      This prospectus provides you with a general description of the securities we and the ONB Trusts may issue. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in the prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

      The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the ONB Trusts and the securities offered under this prospectus. You can find the registration statement at the web site maintained by the Securities and Exchange Commission, or the “SEC,” at http://www.sec.gov or at the SEC office mentioned under the heading “Where You Can Find More Information.”

      When we refer to “Old National,” “we,” “our” or “us” in this prospectus under the headings “Old National Bancorp” and “Consolidated Ratio of Earnings to Fixed Charges and Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends,” we mean Old National Bancorp and its subsidiaries unless the context indicates otherwise. When we refer to “we,” “our” or “us” in this prospectus in this section or under the heading “Where You Can Find More Information,” we mean each of Old National and the ONB Trusts, as applicable. When such terms are used elsewhere in this prospectus, we refer only to Old National Bancorp unless the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

      Old National files annual, quarterly and current reports and proxy statements and other information with the SEC. Old National’s SEC filings are available at the SEC’s website at http://www.sec.gov. You may also read and copy any document Old National files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the SEC’s public reference room. You may also inspect Old National’s reports at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      For further information about us and the securities we are offering, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

      We “incorporate by reference” into this prospectus the information Old National files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that Old National files subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the following documents (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”):

•	Old National’s annual report on Form 10-K for the year ended December 31, 2003;

•	Old National’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004;

•	Old National’s current reports on Form 8-K, filed on August 19, 2004 and November 22, 2004;

•	The description of Old National’s common stock contained in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on February 7, 2002, including any amendment or report filed with the SEC for the purpose of updating this description; and

•	The description of Old National’s Preferred Stock Purchase Rights contained in the registration statements on Form 8-A, filed pursuant to Section 12 of the Exchange Act on March 1, 1990 and March 1, 2000, respectively, including the Rights Agreement, dated March 1, 1990, as amended on February 29, 2000, between Old National Bancorp and Old National Bank, as Trustee.

      We also incorporate by reference reports Old National files in the future under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act), including reports filed after the date of the initial filing of the registration statement and before the effectiveness of the registration statement, until we sell all of the securities offered by this prospectus or terminate this offering.

      You may request a copy of any of the documents referred to above, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by contacting Old National in writing or by telephone at:

Old National Bancorp
P.O. Box 718
Evansville, Indiana 47708
(812) 464-1363
Attention: Corporate Secretary

      You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement. Neither we, nor any underwriters or agents, have authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

FORWARD-LOOKING STATEMENTS

      The following is a cautionary note about forward-looking statements. This prospectus (including any information we include or incorporate into this prospectus and in an accompanying prospectus supplement) contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can include statements about estimated cost savings, plans and objectives for future operations, and expectations about performance as well as economic and market conditions and trends. They often can be identified by the use of words like “expect,” “may,” “could,” “intend,” “project,” “estimate,” “believe” or “anticipate.” We may include forward-looking statements in filings with the SEC, such as this prospectus, in other written materials, and in oral statements made by our senior management to analysts, investors, representatives of the media and others. It is intended that these forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrence of unanticipated events. By their nature, forward-

looking statements are based on assumptions and are subject to risks, uncertainties and other factors. Actual results may differ materially from those contained in the forward-looking statement.

      Uncertainties which could affect our future performance include, but are not limited to:

•	economic, market, operational, liquidity, credit and interest rate risks associated with our business;

•	economic conditions generally and in the financial services industry;

•	increased competition in the financial services industry either nationally or regionally, resulting in, among other things, credit quality deterioration;

•	volatility and direction of market interest rates;

•	governmental legislation and regulation, including changes in accounting regulation or standards;

•	our ability to execute our business plan;

•	a weakening of the economy which could materially impact credit quality trends and the ability to generate loans;

•	changes in the securities markets; and

•	changes in fiscal, monetary and tax policies.

      Investors should consider these risks, uncertainties and other factors when considering any forward-looking statement.

OLD NATIONAL BANCORP

      We are a financial holding company that operates banking offices in Indiana, Illinois, Kentucky, Ohio and Tennessee through our bank subsidiary, Old National Bank. The bank provides a wide range of banking services, including commercial, consumer and real estate loans, deposit products, lease financing and other traditional banking services. We also own financial services companies that provide financial services to supplement our banking operations, including fiduciary and trust services, investment and securities brokerage services, asset management and insurance and other financial services.

      We were incorporated in 1982 in the State of Indiana as the holding company of Old National Bank in Evansville, Indiana. Old National Bank has provided banking services since 1834. Since our formation in 1982, we have acquired more than 40 financial institutions and financial services companies. In the future, Old National will continue to pursue opportunities to acquire both financial institutions and financial services companies, focusing on the following objectives:

•	to acquire financial institutions in the Midwestern and South-central regions of the United States, generally with assets in the range of $200 million to $3 billion; and

•	to acquire financial services companies located in, but not limited to, the same geographic markets that provide products and services consistent with and complementary to those products and services offered by us and our affiliates.

      As with previous acquisitions, the consideration paid by us will be in the form of cash, debt or our common stock. The amount and structure of such consideration is based on reasonable growth and cost savings assumptions and a thorough analysis of the impact on both long and short term financial results.

      As a legal entity separate and distinct from our financial institution and financial services subsidiaries, our principal sources of revenues are dividends and fees from our financial institution and financial service company subsidiaries. Our subsidiaries that operate in the banking, insurance and securities business can pay dividends only if they are in compliance with the applicable regulatory requirements imposed on them by federal and state regulatory authorities. Our principal executive offices are located at One Main Street, Evansville, Indiana 47708, and our telephone number at that address is (812) 464-1434.

THE ONB TRUSTS

      Each ONB Trust is a statutory trust that Old National has formed under Delaware law. For each ONB Trust there is a trust agreement signed by Old National as depositor, by J.P. Morgan Trust Company, National Association (as successor, in the case of ONB Trust III and ONB Trust IV, to Bank One Trust Company, NA), as property trustee, and by Chase Manhattan Bank USA, National Association (as successor, in the case of ONB Trust III and ONB Trust IV, to Bank One Delaware, Inc.), as Delaware trustee. For each ONB Trust there is also a certificate of trust filed with the Delaware Secretary of State. When Old National is ready to issue and sell securities through an ONB Trust, the trust agreement relating to the applicable ONB Trust will be amended to read substantially like the form of amended and restated trust agreement that is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. Each trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939.

The Issuance and Sale of the Capital Securities and Common Securities

      Old National has created each ONB Trust solely to:

•	issue and sell its capital securities and common securities, which represent undivided beneficial ownership interests in that ONB Trust and its assets;

•	use the proceeds from the sale of the capital securities and common securities to buy from Old National a series of Old National’s junior subordinated debentures, which will be the only assets of that ONB Trust;

•	maintain its status as a grantor trust for federal income tax purposes; and

•	engage in only those other activities necessary or incidental to accomplish the purposes listed above.

      Because the only assets of each ONB Trust will be junior subordinated debentures that Old National issues to it, Old National’s payments on the junior subordinated debentures will be the only source of funds to be paid to purchasers or owners of the capital securities and common securities. Each of the ONB Trusts is a separate legal entity, so the assets of one will not be available to satisfy the obligations of any other similar trust Old National now, or in the future, may create.

      Old National will acquire and own all of the common securities of each ONB Trust and the remaining ownership interests in the applicable ONB Trust will be the capital securities of the ONB Trust that may be sold to the public. The common securities and the capital securities will have substantially the same terms, including the same priority of payment and liquidation amount, and will receive proportionate payments from the ONB Trust in respect of distributions and payments upon liquidation, redemption or otherwise at the same times. However, if Old National defaults on the junior subordinated debentures that it issues to that ONB Trust and does not cure the default within the times specified in the indenture governing the issuance of the junior subordinated debentures, Old National’s rights to payments as holder of the common securities will be subordinated to the rights of the holders of the capital securities. See “Description of Capital Securities — Subordination of Common Securities.”

      Unless Old National indicates otherwise in the applicable prospectus supplement, each ONB Trust will have a term of approximately 50 years. However, an ONB Trust may terminate earlier as provided in the applicable trust agreement and the prospectus supplement.

      Each ONB Trust’s business and affairs will be conducted by its trustees, whom Old National, as holder of the common securities, will appoint. The trustees for each ONB Trust will be:

•	J.P. Morgan Trust Company, National Association, as the property trustee, unless another property trustee is specified in the applicable prospectus supplement; and

•	Chase Manhattan Bank USA, National Association, as the Delaware trustee, unless another Delaware trustee is specified in the applicable prospectus supplement.

      In addition, two or more individuals who are employees or officers of, or who are affiliated with, Old National will act as administrators of each ONB Trust.

      Old National refers to the property trustee and the Delaware trustee together as the “issuer trustees.” The property trustee will act as sole indenture trustee under each trust agreement for purposes of compliance with the Trust Indenture Act. Unless Old National indicates otherwise in the applicable prospectus supplement, J.P. Morgan Trust Company, National Association will also act as trustee under the junior subordinated debenture indenture and as trustee under Old National’s guarantee agreement relating to the capital securities. See “Description of Junior Subordinated Debentures” and “Description of Guarantees.”

      As the holder of the common securities of each ONB Trust, Old National will ordinarily have the right to appoint, remove or replace either issuer trustee for each ONB Trust. However, if an event of default with respect to the corresponding junior subordinated debentures issued to that ONB Trust has occurred and is continuing, then the holders of a majority in liquidation amount of that ONB Trust’s outstanding capital securities will be entitled to appoint, remove or replace either or both issuer trustees. In no event will the holders of the capital securities have the right to vote to appoint, remove or replace the administrators. Old National retains that right exclusively as the holder of the common securities. The duties and obligations of each issuer trustee are governed by the applicable trust agreement.

      Pursuant to the indenture and the trust agreements, Old National promises to pay all fees and expenses related to each ONB Trust and the offering of the capital securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each ONB Trust, except obligations under the capital securities and the common securities.

      The ONB Trusts have no separate financial statements. Separate financial statements would not be material to holders of the capital securities because the ONB Trusts have no independent operations. They exist solely for the limited functions summarized above. Old National will guarantee the capital securities as described later in this prospectus.

      The principal executive office of each ONB Trust is c/o Old National Bancorp, One Main Street, Evansville, Indiana 47708, and its telephone number is (812) 464-1434.

REGULATION AND SUPERVISION

      As a registered bank holding company and financial holding company, we are subject to inspection, examination and supervision by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. As a national bank, our bank subsidiary, Old National Bank, is subject to extensive supervision, examination and regulation by the Office of the Comptroller of the Currency. Because we are a holding company, our rights and the rights of our creditors and securityholders, including the holders of the securities we are offering under this prospectus, to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. In addition, there are various statutory and regulatory limitations on the extent to which our bank subsidiary, Old National Bank, can finance or otherwise transfer funds to us or to our nonbank subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Those transfers by Old National Bank to us or any nonbanking subsidiary are limited in amount to 10% of Old National Bank’s capital and surplus and, with respect to us and all such nonbank subsidiaries, to an aggregate of 20% of Old National Bank’s capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

      In additions, there are regulatory limitations on the payment of dividends directly or indirectly to us from Old National Bank. Under applicable banking statutes, at September 30, 2004, Old National Bank could have declared additional dividends of approximately $54.6 million without prior regulatory approval. Federal regulatory agencies also have the authority to further limit Old National Bank’s payment of dividends based on other factors, such as maintenance of adequate capital of Old National Bank.

      Under the policies of the Board of Governors of the Federal Reserve System, we are expected to act as a source of financial and managerial strength to Old National Bank and to commit resources to support Old National Bank in circumstances where we might not do so absent such a policy. In addition, subordinated loans by us to Old National Bank would be subordinate in right of payment to depositors and other creditors of Old National Bank. Further, in the event of our bankruptcy, any commitment by us to our regulators to maintain the capital of Old National Bank would be assumed by the bankruptcy trustee and entitled to priority of payment.

      For a discussion of the material elements of the regulatory framework applicable to bank holding companies, financial holding companies and their subsidiaries, and specific information relevant to us, refer to our Annual Report on Form 10-K for the year ended December 31, 2003, and any subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the deposit insurance funds that insure deposits of banks, rather than for the protection of security holders. A change in the statutes, regulations or regulatory policies applicable to us or our subsidiaries may have a material effect on our business.

USE OF PROCEEDS

      Unless we indicate otherwise in an applicable prospectus supplement, the net proceeds from the sale of the offered securities will be added to our general funds and may be used for:

•	debt reduction or debt refinancing, including the refinancing of our outstanding capital securities;

•	investments in or advances to subsidiaries;

•	acquisitions of bank and non-bank subsidiaries;

•	repurchase of shares of our common stock or other securities; and

•	other general corporate purposes.

Until the net proceeds have been used, they may be temporarily invested in securities or held in deposits of our affiliated banks.

      Each ONB Trust will use the proceeds from the sale of its capital securities and its common securities to acquire junior subordinated debentures from us.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

AND CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

      The following table sets forth our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred stock dividends on a historical basis for the periods indicated. For purposes of computing these ratios, earnings represent income before taxes and fixed charges. Fixed charges, excluding interest on deposits, consist of interest expense, excluding interest on deposits, and one-third of rental expense for all operating leases, which we believe to be representative of the interest portion of rent expense. Fixed charges, including interest on deposits, consist of interest expense, one third of rental expense and interest on deposits. The term “preferred stock dividends” is the amount of pre-tax earnings that is required to pay dividends on Old National’s outstanding preferred stock. As of the date of this prospectus, we had no preferred stock outstanding.

	Nine Months
	Ended	Years Ended December 31,
	September 30,
	2004	2003	2002	2001	2000	1999

Consolidated ratio of earnings to fixed charges:
Excluding interest on deposits	2.17	2.25	3.07	2.39	1.74	2.73
Including interest on deposits	1.41	1.39	1.59	1.35	1.21	1.44
Consolidated ratio of earnings to combined fixed charges and preferred stock dividends:
Excluding interest on deposits	2.17	2.25	3.07	2.39	1.74	2.73
Including interest on deposits	1.41	1.39	1.59	1.35	1.21	1.44

DESCRIPTION OF DEBT SECURITIES

      The debt securities will be direct unsecured general obligations of Old National and will be either senior or subordinated debt. The debt securities will be issued under separate indentures between Old National and J.P. Morgan Trust Company, National Association (as successor, in the case of the senior indenture, to Bank One, NA), as trustee. Senior debt securities will be issued under a senior debt indenture and subordinated debt securities will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” The senior debt indenture and form of subordinated debt indenture have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

      The following briefly summarizes the material provisions of the indentures and the debt securities. The summary is not complete. You should read the more detailed provisions of the applicable indenture for provisions that may be important to you. So that you can easily locate these provisions, the numbers in parenthesis below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Whenever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

General

      The debt securities may be issued in one or more series. The particular terms of each series of debt securities, as well as any modifications or additions to the general terms of the debt securities as described in this prospectus which may be applicable in the case of a particular series of debt securities, will be described in the prospectus supplement relating to that series of debt securities. Accordingly, for a description of the terms of a particular series of debt securities, reference must be made both to the prospectus supplement relating to that series and to the description of debt securities set forth in this prospectus.

      The senior debt securities will be direct, unsecured and unsubordinated obligations of Old National. The subordinated debt securities will be unsecured and will be subordinated to all of Old National’s senior indebtedness as described below under “— Subordination of Subordinated Debt Securities.” Because Old National is a holding company, the right of Old National, and therefore the right of creditors of Old National (including the holders of the debt securities), to participate in any distribution of the assets of any subsidiary of Old National upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Old National itself as a creditor of the subsidiary may be recognized. As of September 30, 2004, Old National’s subsidiaries had outstanding approximately $7.9 billion of obligations, including approximately $6.4 billion of deposit liabilities, to which the debt securities would be effectively subordinate. In addition, as of September 30, 2004, Old National had outstanding approximately $115 million of indebtedness which would rank senior to the subordinated debt securities.

      The prospectus supplement relating to the particular series of debt securities being offered will specify whether they are senior or subordinated debt securities and the other terms of those debt securities, including, but not limited to, the following:

•	the title of the debt securities and the series in which the debt securities will be included;

•	any limit on the aggregate principal amount of that series of debt securities;

•	whether the debt securities are to be issued initially or permanently in the form of a global debt security and, if so, the identity of the depositary for the global debt security;

•	the date or dates on which the principal of the debt securities is payable or the manner in which those dates are determined;

•	the rate or rates (which may be fixed or floating) or amount or amounts per annum at which the debt securities will bear interest, if any, or the method of determining the rates or amounts;

•	the date from which interest, if any, on the debt securities will accrue, the dates on which interest, if any, will be payable, the record dates for interest payment dates, if any, and the basis upon which interest will be calculated if other than that of a 360 day year consisting of twelve 30-day months;

•	whether and under what circumstances additional amounts on the debt securities of that series will be payable and, if so, whether Old National has the option to redeem the affected debt securities rather than pay the additional amounts;

•	the places of payment and the places where the debt securities may be surrendered for registration of transfer or exchange;

•	whether the debt securities are redeemable at the option of Old National and, if so, the date or dates on which, the period or periods in which, the price or prices at which and the terms and conditions upon which the debt securities of that series may be redeemed, in whole or in part, by Old National;

•	the terms of any mandatory or optional redemption (including any sinking fund provisions or any provisions for repayment at the option of a holder or upon the occurrence of a specified event);

•	the denominations in which the debt securities of that series will be issued, if other than $1,000;

•	if other than the full principal amount, the portion of the principal amount of the debt securities of that series that will be payable upon declaration of acceleration of the maturity or the manner in which that portion will be determined;

•	any deletions from, modifications of or additions to the events of default or covenants of Old National with respect to the debt securities of that series; and

•	any other terms of the debt securities.

      Neither indenture limits the aggregate principal amount of debt securities that may be issued under it and each indenture provides that the debt securities may be issued under it from time to time in one or more series up to the aggregate principal amount which may be authorized from time to time by Old National. (Section 301) All debt securities issued under an indenture will rank equally and ratably with any other debt securities issued under that indenture. No service charge will be made for any transfer or exchange of debt securities, but Old National may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer of exchange. (Section 305)

      Some of the debt securities may be issued under an indenture as original issue discount securities to be sold at a discount below their stated principal amount. Certain United States federal income tax consequences and other special considerations applicable to any original issue discount securities will be described in the prospectus supplement relating to those debt securities.

      Unless otherwise indicated in the prospectus supplement relating to a particular series of debt securities, the principal of and any premium or interest on debt securities issued in certificated form will be payable, and, subject to certain limitations, the transfer of debt securities will be registrable, at the offices of the trustee designated for that purpose in Chicago, Illinois and The City of New York, provided that at the option of Old National, interest may be paid by check, wire transfer or any other means permitted in the form of those debt securities. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on a debt security will be made to the person in whose name the debt security is registered at the close of business on the regular record date for the interest payment, provided that interest payable at maturity or upon earlier redemption or repayment will be payable to the person to whom principal is payable. In the case of global debt securities (which will be registered in the name of the depositary or its nominee), payment will be made to the depositary or its nominee in accordance with the then-existing arrangements between the paying agent(s) for the global debt securities and the depositary. (Sections 305, 307 and 1002)

      Neither indenture contains any provision that limits the ability of Old National to incur indebtedness (either directly or through merger or consolidation) or, except as described under “— Limitation on Liens” and “— Merger and Consolidation” in relation to senior debt securities, that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving Old National. Reference is made to the prospectus supplement relating to the applicable series of debt securities for information with respect to any deletions from, modifications of or additions to, the events of default or covenants that may be included in the terms of that series of debt securities.

      Each indenture provides Old National with the ability to “reopen” a previously issued series of debt securities and to issue additional debt securities of that series.

Subordination of Subordinated Debt Securities

      The subordinated indenture provides that the subordinated debt securities will be subordinated and junior in right of payment to all senior indebtedness of Old National. This means that no payment of principal, including redemption payments, premium, if any, or interest on the subordinated debt securities may be made if:

•	any senior indebtedness of Old National has not been paid when due and any applicable grace period relating to such default has ended and such default has not been cured or waived or ceased to exist; or

•	the maturity of any senior indebtedness of Old National has been accelerated because of a default.

      Upon any distribution of Old National’s assets to creditors upon any termination, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency or other proceedings, all principal, premium, if any, and interest due or to become due on all senior indebtedness of Old National must be paid in full before the holders of subordinated debt securities are entitled to receive or retain any payment. Subject to the payment in full of senior indebtedness of Old National then outstanding, the rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness of Old National to receive payments or distributions applicable to senior indebtedness until all amounts owing on the subordinated debt securities are paid in full.

      The term “senior indebtedness” means:

(1) all indebtedness of Old National for borrowed or purchased money;

(2) all obligations of Old National arising from off-balance sheet guarantees and direct credit substitutes;

(3) all capital lease obligations of Old National;

(4) all obligations of Old National issued or assumed as the deferred purchase price of property, all conditional sale obligations of Old National and all obligations of Old National under any conditional sale or title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

(5) all obligations, contingent or otherwise, of Old National in respect of any letters of credit, banker’s acceptances, security purchase facilities or similar credit transactions;

(6) all obligations of Old National associated with derivative products such as interest rate and foreign exchange contracts, commodity contracts and similar arrangements;

(7) all obligations of the type referred to in clauses (1) through (6) above of other persons for the payment of which Old National is responsible or liable as obligor, guarantor or otherwise; and

(8) all obligations of the type referred to in clauses (1) through (7) above of other persons secured by any lien on any property or asset of Old National, whether or not such obligation is assumed by Old National, in each case, whether outstanding on the date the subordinated indenture became effective, or created, assumed or incurred after that date, except for:

(a) the subordinated debt securities and any indebtedness or guarantee of Old National that by its terms ranks equally with, or junior to, the subordinated debt securities; and

(b) any indebtedness between or among Old National and (i) any ONB Trust or a trustee of such ONB Trust or (ii) any other trust, or a trustee of such trust, partnership or other entity affiliated with Old National that is a financing vehicle of Old National in connection with the issuance by such financing vehicle of preferred securities or other securities guaranteed by Old National pursuant to an instrument that ranks equally with, or junior to, the guarantee.

      The subordinated indenture does not limit the issuance of additional senior indebtedness.

Limitation on Liens

      Under the senior indenture, we may not, and may not permit any subsidiary to, create or suffer to permit or exist any lien of any kind, as security for borrowed money so long as any of the senior debt securities are outstanding, upon the shares of capital stock of any significant subsidiary without effectively providing that the debt securities will be secured equally and ratably with or prior to the indebtedness or other obligations secured by such lien. (Section 1007 of the senior indenture) Under the senior indenture, a “significant subsidiary” is a direct or indirect subsidiary of Old National the total assets of which equal or exceed 25% of the total assets of Old National as shown on Old National’s consolidated balance sheet at the end of the fiscal quarter prior to the date of determination. The subordinated indenture does not contain any limitation on liens.

Limitation on Sale of Stock

      Under the senior indenture, we may not, and may not permit any significant subsidiary to, sell, assign, transfer or otherwise dispose of, and will not permit any significant subsidiary to issue any capital stock of such significant subsidiary or securities convertible into, or options, warrants or rights to subscribe for or to purchase, any capital stock of any such significant subsidiary except with respect to sales of shares of capital stock of the significant subsidiary

•	to an individual for the purpose of qualifying such individual to serve as a director of such significant subsidiary;

•	for cash consideration that is at least equal to the fair market value of such stock if Old National will continue to own not less than 80% of each class of capital stock of such significant subsidiary;

•	made in connection with a merger or consolidation if, after giving effect to such merger or consolidation, Old National’s or any such significant subsidiary’s proportionate ownership share in the resulting or surviving entity is not less than its proportionate ownership share in such significant subsidiary immediately prior to such merger or consolidation;

•	made in compliance with a final order of a court or regulatory authority of competent jurisdiction; or

•	made by a significant subsidiary to us. (Section 1008 of the senior indenture)

      The subordinated indenture does not contain any limitation on the sale of stock of a significant subsidiary.

Events of Default, Notice and Waiver

      Senior Debt Securities. Each of the following constitutes an event of default with respect to each series of senior debt securities:

•	default in the payment of any interest or additional amounts payable in respect of any senior debt security of that series when due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of the principal of and any premium on any senior debt security of that series when it becomes due and payable, whether at stated maturity, upon redemption or repayment, by acceleration or otherwise;

•	default in the making of any sinking fund payment on any senior debt security of that series;

•	default in the performance or breach of any covenant or warranty of Old National contained in the senior indenture for the benefit of that series and the continuance of such default or breach for 90 days after written notice has been given to us as provided in the senior indenture;

•	acceleration of the maturity of indebtedness of Old National for money borrowed in a principal amount in excess of $25 million if such acceleration is not annulled or such indebtedness is not discharged within 15 days after written notice to us as provided in the senior indenture;

•	certain events in bankruptcy, insolvency or reorganization of Old National; and

•	any other event of default provided with respect to the senior debt securities of that series. (Section 501 of the senior indenture)

      Unless otherwise indicated in the prospectus supplement relating to a particular series of senior debt securities, if an event of default with respect to any senior debt securities of any series outstanding under the senior indenture occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the senior debt securities of that series outstanding may declare, by notice as provided in the senior indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the senior debt securities of that series to be due and payable immediately; provided, that in the case of an event of default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic.

      Subordinated Debt Securities. An event of default under the subordinated indenture with respect to subordinated debt securities of any series will occur only upon the occurrence of certain events in bankruptcy, insolvency or reorganization involving us. (Section 501 of the subordinated indenture) There will be no event of default, and holders of the subordinated debt securities will not be entitled to accelerate the maturity of the subordinated debt securities, in the case of a default in the performance of any covenant or obligation with respect to the subordinated debt securities, including a default in the payment of principal or interest.

      Unless otherwise indicated in the prospectus supplement relating to a particular series of subordinated debt securities, acceleration is automatic upon the occurrence of an event of default.

      Provisions Applicable to Senior Debt Securities and Subordinated Debt Securities. If all events of default with respect to debt securities of a series have been cured or waived, and all amounts due otherwise than on account of the acceleration is paid or deposited with the trustee, the holders of a majority in aggregate principal amount of the debt securities of that series may rescind and annul an acceleration of the principal of those debt securities and its consequences. (Section 502)

      Any past default under either indenture with respect to debt securities of any series, and any event of default arising from it, may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series except in the case of

•	default in payment of the principal of or any premium or interest on, or any additional amounts in respect of, any debt securities of that series or

•	default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of the series affected. (Section 513)

      The trustee is required to give notice of a default to holders of debt securities in accordance with the provisions of each indenture. However, except in the case of a default in the payment of the principal of or any premium or interest on, or additional amounts in respect of, any debt securities or in the payment of any sinking fund installment, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of the notice is in the interests of the holders of the debt securities. (Section 602)

      The trustee, subject to its duties during a default to act with the required standard of care, may require indemnification by any of the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under either indenture at the request of holders of debt securities. (Sections 601 and 603) Subject to this right of indemnification and to the other limitations specified in each indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities. (Section 512)

      No holder of a debt security of any series may institute any action against us under either indenture (except actions for payment of overdue principal of, premium, if any, or interest, if any, on and any additional amounts in respect of, that debt security) unless the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding have requested the trustee to institute the action and offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with the request and the trustee has not instituted such action within 60 days of such request. (Sections 507 and 508)

      Upon acceleration of the maturity of original issue discount securities, an amount less than the principal amount of those securities will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity.

Merger and Consolidation

      Pursuant to the terms of each of the indentures, we may consolidate with, merge with or into or sell or convey all or substantially all of our assets to any other corporation, association, company or business trust, provided that

(a) (i) we are the surviving entity in the merger or

(ii) the entity surviving the merger, formed by such consolidation or which acquires such assets is a corporation, association, company or business trust organized and existing under the laws of the United States of America or any state thereof and expressly assumes the payment obligations in respect of the principal of and any premium and interest on, and any additional amounts in respect of, all the debt securities and the performance and observance of all of the covenants of the indenture and the debt securities to be performed or observed by Old National, and

(b) Old National or such successor entity, as the case may be, will not immediately thereafter be in default in the performance or observance of any covenant under the indenture and the debt securities. (Section 801)

Modification and Waiver

      We and the trustee may modify or amend each of the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby,

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any outstanding debt security;

•	reduce the principal amount of, or the rate or amount of interest on, or any premium or additional amounts payable with respect to, any debt security;

•	reduce the amount of principal of an original issue discount security that would be due and payable upon acceleration of maturity or that would be provable in bankruptcy;

•	adversely affect any right of repayment at the option of the holder of any debt security;

•	change any place of payment of the principal of, any premium or interest on or any additional amounts in respect of, any debt security;

•	impair the right to institute suit for the enforcement of any required payment on or after the stated maturity, or any date of redemption or repayment;

•	reduce the percentage in aggregate principal amount of outstanding debt securities of any series necessary to modify or amend the indenture with respect to that series or reduce the percentage of outstanding debt securities of any series necessary to waive any past default or compliance with certain restrictive provisions to less than a majority in aggregate principal amount of that series, or reduce certain requirements of the indenture for quorum or voting;

•	modify the provisions of the indenture relating to modification and waiver, except to increase the percentage in aggregate principal amount of the outstanding debt securities of the series whose consent is necessary for the modification or waiver or to provide that certain provisions of the indenture cannot be modified or waived without the consent of each holder of outstanding debt securities affected by the change; or

•	in the case of the subordinated indenture, modify the provisions of the subordinated indenture with respect to the subordination provisions in a manner adverse to the holders of the subordinated debt securities.

      We and the trustee may modify or amend each of the indentures without the consent of any holder of outstanding debt securities, for any of the following purposes:

•	to evidence the succession of another corporation to Old National and the assumption of the covenants of Old National;

•	to add to the covenants of Old National for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon Old National;

•	to add any additional events of default with respect to all or any series of debt securities;

•	to add to or change any provisions of the indenture to provide that bearer debt securities may be registrable, to change or eliminate any restrictions on the payment of principal of (or premium, if any) or interest on or any additional amounts with respect to bearer debt securities, to permit bearer debt securities to be issued in exchange for registered debt securities, to permit bearer debt securities to be issued in exchange for bearer debt securities of other authorized denominations or facilitate the issuance of debt securities in uncertificated form provided that any such action shall not adversely affect the interests of the holders of the debt securities in any material respect;

•	to add to, change or eliminate any provision of the indenture, provided that such amendment will become effective only if there is no outstanding debt security of any series entitled to the benefit of the provision or the amendment does not apply to any then outstanding debt security;

•	with respect to the senior indenture, to secure the debt securities pursuant to the requirements of the indenture or otherwise;

•	to establish the form or terms of the debt securities of any series;

•	to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions as is necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to provide for the discharge of the indenture with respect to the debt securities of any series by the deposit of monies or government obligations in trust in accordance with the provisions of the indenture;

•	to change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authentication and delivery of the debt securities as set forth in the indenture; or

•	to cure any ambiguity, defect or inconsistency in the indenture or to make any other provisions with respect to matters or questions arising under the indenture, provided such action does not adversely affect the interests of the holders of the debt securities of any series in any material respect. (Section 901)

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive compliance by us of certain restrictive provisions applicable to such series. (Sections 902 and 1009)

Satisfaction and Discharge

      The senior indenture provides that we and the trustee, without the consent of any holder of outstanding senior debt securities, may execute a supplemental indenture to provide that we will be discharged from any and all obligations in respect of the senior debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the irrevocable deposit with the trustee, in trust, of money or government obligations, or a combination of money and government obligations, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any mandatory sinking fund payments or additional amounts in respect of the senior debt securities of that series on the dates those payments are due in accordance with the terms of the senior indenture and the senior debt securities of that series. We and the trustee may execute this supplemental indenture only if the applicable conditions set forth in the senior indenture have been satisfied, including that we have delivered to the trustee an opinion of counsel to the effect that Old National has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in the applicable federal income tax law, in either case, to the effect that such a discharge will not cause the holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes. (Section 901 of the senior indenture)

      In addition, each indenture provides that, when the applicable conditions set forth in the indenture have been satisfied with respect to a series of debt securities, upon the request of Old National, the indenture will cease to be of further effect with respect to that series, except as to any surviving right of registration of transfer or exchange of debt securities. These conditions include that

•	all debt securities of the series either have been delivered to the trustee for cancellation or will be due, or are to be called for redemption, within one year, and

•	with respect to all debt securities of that series not previously delivered to the trustee for cancellation, there have been irrevocably deposited with the trustee, in trust, money or government obligations, or a combination of money and government obligations, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium and interest on and any additional amounts on, all the debt securities of that series on the dates those payments are due in accordance with the terms of the indenture and the debt securities of that series. (Section 401)

Defeasance of Certain Obligations

      The senior indenture provides that we will have the option to omit to comply with the covenants described under “— Limitations on Liens” above, if applicable, and any additional covenants applicable to that series of senior debt securities to which this option would apply. In order to exercise this option, we will be required to irrevocably deposit with the trustee, in trust, money or government obligations, or a combination of money and government obligations, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on and any mandatory sinking fund payments or analogous payments or any additional amounts in respect of the senior debt securities of that series on the dates those payments are due in accordance with the terms of the senior indenture and the senior debt securities of that series. We will also be required to meet the applicable conditions set forth in the indenture including that we deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes. (Section 1010 of the senior indenture)

Governing Law

      The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of Indiana.

The Trustee Under the Indenture

      We and our affiliates maintain banking relationships with J.P. Morgan Trust Company, National Association and its affiliates in the ordinary course of our business. In addition, J.P. Morgan Trust Company, National Association will act as property trustee under the trust agreements relating to the ONB Trusts and will also act as guarantee trustee under the guarantee agreements relating to the capital securities that the ONB Trusts may issue.

      The Trust Indenture Act contains limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to act as trustee under our other indentures, trust agreements and guarantee agreements and to engage in other transactions with us and our subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an event of default under the indenture or resign.

      Each indenture provides that we may appoint an alternative trustee with respect to any particular series of debt securities. Any appointment will be described in the prospectus supplement relating to that series of debt securities.

      The trustee, prior to a default, undertakes to perform only such duties as are specifically set forth in the indenture and, after default, is required to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the rights or powers vested in it by either indenture at the request of any holder of debt securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred. The trustee is not required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. Each indenture contains other provisions limiting the responsibilities and liabilities of the trustee. (Sections 601 and 603)

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

      This section describes the general terms and provisions of our junior subordinated debentures that we may issue. Our senior debt securities and subordinated debt securities are described under “Description of Debt Securities.” The junior subordinated debentures will be issued under a junior subordinated indenture, which is sometimes referred to in this section as the “indenture,” between us and J.P. Morgan Trust Company, National Association, as the junior subordinated indenture trustee, which we sometimes refer to in the section as the “trustee.” The junior subordinated debentures will be issued in one or more series under the indenture. The applicable prospectus supplement relating to a series of junior subordinated debentures will specify whether the junior subordinated debentures of that series will be issued to an ONB Trust.

      We have summarized selected provisions of the indenture below, including some provisions applicable to junior subordinated debentures that will be held by an ONB Trust. The summary is not complete. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. You should read the indenture for provisions that may be important to you. In the summary below, we have included references to section numbers in the indenture so that you can easily find those provisions. The particular terms of a series of junior subordinated debentures will be described in the prospectus supplement relating to the junior subordinated debentures of that series, along with any applicable modifications of or additions to the general terms of the junior subordinated debentures described below and in the applicable indenture. For a description of the terms of any series of junior subordinated debentures, you should review both the prospectus supplement and the description of the junior subordinated debentures set forth in this prospectus.

      The indenture does not limit the amount of debt securities that Old National can issue under the indenture, restrict the total amount of debt that Old National or its subsidiaries may incur or contain any covenant or other provision that is specifically intended to afford any holder of the junior subordinated debentures special protection in the event of highly leveraged transactions or any other transactions resulting in a decline in Old National’s ratings or credit quality.

      The junior subordinated debentures will be unsecured and will be subordinated to all of Old National’s senior debt as described under “— Subordination.” As of September 30, 2004, Old National had approximately $115 million of indebtedness which would rank senior to the junior subordinated debentures. Because Old National is a holding company, the right of Old National, and therefore the right of creditors of Old National (including the holders of the junior subordinated debentures), to participate in any distribution of the assets of any subsidiary of Old National upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Old National itself as a creditor of the subsidiary may be recognized. As of September 30, 2004, Old National’s subsidiaries had outstanding approximately $7.9 billion of obligations, including approximately $6.4 billion of deposit liabilities, to which the junior subordinated debentures would be effectively subordinate. In addition, we currently have outstanding two series of junior subordinated debt securities (which were issued, respectively, to ONB Capital Trust I and ONB Capital Trust II pursuant to an indenture, dated as of March 14, 2000, between us and J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, NA)) with terms and conditions similar to the terms and conditions of the junior subordinated debentures described in this prospectus. There is currently $150,000,000 aggregate principal amount of such junior subordinated debt securities outstanding.

General

      The junior subordinated debentures that Old National issues may be issued in one or more series under the indenture. If the junior subordinated debentures of a series are issued to an ONB Trust, such junior subordinated debentures will have terms corresponding to the terms of the capital securities issued by that ONB Trust. The principal amount of the junior subordinated debentures that Old National issues to an ONB Trust will be equal to the aggregate stated liquidation amount of the capital securities and the common securities of that ONB Trust. Concurrently with the issuance of each ONB Trust’s capital securities, each ONB Trust will invest the proceeds from the sale of the capital securities and the consideration Old National pays for the common securities in a series of corresponding junior subordinated debentures that Old National will issue to that ONB Trust.

      The prospectus supplement will describe specific terms relating to the offering of each series of junior subordinated debentures. Unless otherwise specified in the applicable prospectus supplement, Old National will covenant, as to each series of junior subordinated debentures issued to an ONB Trust:

•	to maintain, directly or indirectly, 100% ownership of the common securities of the ONB Trust to which the corresponding junior subordinated debentures have been issued (provided that certain successors which are permitted pursuant to the indenture may succeed to Old National’s ownership of the common securities);

•	not to voluntarily terminate, wind-up or liquidate the ONB Trust, except:

•	in connection with a distribution of the junior subordinated debentures to the holders of the capital securities in liquidation of the ONB Trust; or

•	in connection with certain mergers, consolidations or amalgamations permitted by the related trust agreement; and

•	to use its reasonable efforts, consistent with the terms and provisions of the related trust agreement, to cause such ONB Trust to remain a statutory trust and to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

Terms

      The prospectus supplement relating to the applicable series of junior subordinated debentures will specify the terms relating to the particular series of junior subordinated debentures, including, but not limited to, some or all of the following:

•	the designation or title of the junior subordinated debentures of the series and the limit, if any, upon the aggregate principal amount of the junior subordinated debentures of that series that may be authenticated and delivered under the indenture;

•	the stated maturity or maturities on which the principal of the junior subordinated debentures of that series is payable or the method of determining the stated maturity, and any dates on which or circumstances under which Old National will have the right to extend or shorten the stated maturity;

•	the interest rate applicable to the junior subordinated debentures or the floating or adjustable rate provisions pursuant to which the rate will be determined, the date or dates from which any interest will accrue, the interest payment dates on which interest will be payable, the regular record dates for interest payments, the manner in which interest payments are made and the right, pursuant to the indenture, of Old National to defer an interest payment date;

•	the place of payment and the place or places where the junior subordinated debentures of that series may be presented for registration of transfer or exchange, any restrictions that may be applicable to any such transfer and the place or places where notices and demands to or upon Old National in respect of the junior subordinated debentures of that series may be made;

•	the period or periods within which and the price or prices at which the junior subordinated debentures of the series may be redeemed, in whole or in part, at the option of Old National;

•	the currency or composite currency of and denominations in which the junior subordinated debentures of the series will be issuable;

•	any defaults or events of default, in addition to those specified in this prospectus, applicable to the junior subordinated debentures of the series;

•	if other than the full principal amount, the portion of the principal amount of the junior subordinated debentures of the series that will be payable upon declaration of acceleration of the maturity date;

•	any other covenant or warranty included for the benefit of the junior subordinated debentures of the series in addition to, and not inconsistent with, those included in the indenture;

•	the obligation or the right, if any, of Old National to redeem, repay or purchase the junior subordinated debentures of that series pursuant to any sinking fund, amortization or analogous provisions, or at the option of a holder of the junior subordinated debentures and the terms and conditions upon which the junior subordinated debentures of the series will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

•	the terms of any right to convert or exchange the junior subordinated debentures of the series into any other securities of Old National;

•	whether and on what terms any junior subordinated debentures of the series will be issuable in whole or in part in the form of one or more global securities;

•	if other than as set forth in this prospectus, the relative degree, if any, to which the junior subordinated debentures of the series will be senior to or be subordinated to other series of junior subordinated debentures in right of payment;

•	whether the junior subordinated debentures are to be issued to an ONB Trust; and

•	any other terms of the series which are not inconsistent with the provisions of the indenture.

      Old National may issue junior subordinated debentures of any series in such form and in such denominations as Old National specifies in the prospectus supplement relating to the applicable series. (Section 2.1)

      A holder of registered junior subordinated debentures may request registration of a transfer upon surrender of the junior subordinated debenture being transferred at any agency or office that Old National maintains for that purpose and upon fulfillment of all other requirements of the agent.

Subordination

      The indenture provides that the junior subordinated debentures will be subordinated and junior in right of payment to all senior debt (as defined below) of Old National. This means that no payment of principal, including redemption payments, premium, if any, or interest on the junior subordinated debentures may be made if:

•	any senior debt of Old National has not been paid when due and any applicable grace period relating to such default has ended and such default has not been cured or waived or ceased to exist; or

•	the maturity of any senior debt of Old National has been accelerated because of a default.

      Upon any distribution of Old National’s assets to creditors upon any termination, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency or other proceedings, all principal, premium, if any, and interest due or to become due on all senior debt of Old National must be paid in full before the holders of junior subordinated debentures are entitled to receive or retain any payment. Subject to the payment in full of senior debt of Old National then outstanding, the rights of the holders of the junior subordinated debentures will be subrogated to the rights of the holders of senior debt of Old National to receive payments or distributions applicable to senior debt until all amounts owing on the junior subordinated debentures are paid in full.

      The term “senior debt” means:

(1) all indebtedness of Old National for borrowed or purchased money, including, but not limited to, any senior debt securities and subordinated debt securities described under “Description of Debt Securities” and any other debt securities of Old National the terms of which do not expressly provide that they will rank equally with or junior to the junior subordinated debentures;

(2) all obligations of Old National arising from off-balance sheet guarantees and direct credit substitutes;

(3) all capital lease obligations of Old National;

(4) all obligations of Old National issued or assumed as the deferred purchase price of property, all conditional sale obligations of Old National and all obligations of Old National under any conditional sale or title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

(5) all obligations, contingent or otherwise, of Old National in respect of any letters of credit, banker’s acceptances, security purchase facilities or similar credit transactions;

(6) all obligations of Old National associated with derivative products such as interest rate and foreign exchange contracts, commodity contracts and similar arrangements;

(7) all obligations of the type referred to in clauses (1) through (6) above of other persons for the payment of which Old National is responsible or liable as obligor, guarantor or otherwise; and

(8) all obligations of the type referred to in clauses (1) through (7) above of other persons secured by any lien on any property or asset of Old National, whether or not such obligation is assumed by Old National, in each case, whether outstanding on the date the indenture became effective, or created, assumed or incurred after that date, except for:

(a) the junior subordinated debentures and any indebtedness or guarantee of Old National that by its terms ranks equally with, or junior to, the junior subordinated debentures; and

(b) any indebtedness between or among Old National and (i) any ONB Trust or a trustee of such ONB Trust or (ii) any other trust, or a trustee of such trust, partnership or other entity affiliated with Old National that is a financing vehicle of Old National in connection with the issuance by such financing vehicle of preferred securities or other securities guaranteed by Old National pursuant to an instrument that ranks equally with, or junior to, the guarantee.

      We currently have outstanding two series of junior subordinated debt securities (which were issued, respectively, to ONB Capital Trust I and ONB Capital Trust II pursuant to an indenture, dated as of March 14, 2000, between us and J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, NA)) with terms and conditions similar to the terms and conditions of the junior subordinated debentures described in this prospectus. There is currently $150,000,000 aggregate principal amount of such junior subordinated debt securities outstanding. These junior subordinated debt securities contain certain acceleration provisions that could be triggered prior to the acceleration provisions of the junior subordinated debentures described in this prospectus supplement. Accordingly, the outstanding amount of those two series of junior subordinated debt securities could become due and payable prior to the junior subordinated debentures.

Successor Obligor

      The indenture provides that Old National will not consolidate with or merge into any other corporation, or convey, transfer or lease its properties or assets substantially as an entirety to any entity and that no entity may consolidate with or merge into Old National or convey, transfer or lease its property and assets substantially as an entirety to Old National, unless:

•	the entity formed by the consolidation or into which Old National is merged or the entity which acquires the properties and assets of Old National substantially as an entirety is organized under the laws of the United States or any state or the District of Columbia and expressly assumes by supplemental indenture all of Old National’s obligations under the indenture and the junior subordinated debentures;

•	all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and

•	immediately after the transaction no default exists under the indenture. (Section 8.1)

      The successor shall be substituted for Old National as if it had been an original party to the indenture and thereafter may exercise Old National’s rights and powers under the indenture and the junior subordinated debentures, and all of Old National’s obligations under the indenture and the junior subordinated debentures will terminate. (Section 8.2)

Exchange of Junior Subordinated Debentures

      Registered junior subordinated debentures may be exchanged for an equal principal amount of registered junior subordinated debentures of the same series and date of maturity in authorized denominations requested by the holders upon surrender of the registered junior subordinated debentures at an office or agency Old National maintains for that purpose and upon fulfillment of all other requirements set forth in the indenture. (Section 3.6)

Defaults and Events of Default

      Unless otherwise specified in an applicable prospectus supplement, the following are “events of default” with respect to a series of junior subordinated debentures:

•	the failure to pay in full the interest accrued on any junior subordinated debentures of that series upon the conclusion of a period consisting of 20 consecutive quarters commencing with the earliest quarter for which interest (including interest accrued on deferred payments) has not been paid in full and the continuance of this failure to pay for a period of 30 days;

•	specified events involving bankruptcy, insolvency or reorganization with respect to Old National occur; or

•	any other event of default with respect to that series specified in the applicable prospectus supplement.

      Unless otherwise specified in an applicable prospectus supplement, a default with respect to a series of junior subordinated debentures will occur if:

•	an event of default with respect to that series occurs;

•	Old National defaults in any payment of interest on any junior subordinated debentures of that series when the payment becomes due and payable and the default continues for a period of 30 days (it being understood that the extension of an interest payment period in accordance with the provisions of the junior subordinated debentures will not constitute a default under the indenture);

•	Old National defaults in the payment of the principal and premium, if any, of any junior subordinated debentures of the series when those payments become due and payable at maturity or upon redemption, acceleration or otherwise;

•	Old National defaults in the payment or satisfaction of any sinking fund obligation with respect to any junior subordinated debentures of the series and the default continues for a period of 30 days; or

•	any other default specified with respect to that series in the prospectus supplement occurs. (Section 5.1)

Remedies

      If an event of default specified in the first or third bullet points of the definition of event of default occurs under the indenture with respect to any series of junior subordinated debentures and is continuing, the trustee by notice to Old National or (except as provided in the next sentence) the holders of at least 25% in principal amount of that series by notice both to Old National and to the trustee, may declare the principal of, and any premium and accrued and unpaid interest on, all the junior subordinated debentures of that series to be due and payable immediately. If an event of default specified in the second bullet point of the definition of event of default occurs, the entire principal amount of, and any premium and accrued and unpaid interest on, all the junior subordinated debentures of that series shall automatically become immediately due and payable without further action. In the case of a series of junior subordinated debentures issued to an ONB Trust, if, upon an event of default specified in the first or third bullet points of the definition of event of default, the trustee or the holders, if any, together holding not less than 25% in aggregate principal amount of that series, fail to declare the principal of all the junior subordinated debentures of that series to be immediately due and payable, then the holders of 25% in aggregate liquidation amount of the capital securities issued by the ONB Trust then outstanding shall have the right to do so by notice to Old National and to the trustee.

      Except as provided in the next sentence, the holders of a majority in principal amount of a series of junior subordinated debentures, by notice to the trustee, may rescind an acceleration and its consequences if certain conditions are met, including:

(a) Old National pays or deposits with the indenture trustee a sum sufficient to pay:

(i) all overdue interest,

(ii) the principal of and any premium which has become due other than by the declaration of acceleration and overdue interest on those amounts,

(iii) any overdue sinking fund payments and overdue interest on such payments,

(iv) interest on overdue interest to the extent lawful, and

(v) all amounts otherwise due to the trustee under the indenture;

(b) the rescission would not conflict with any judgment or decree of any governmental or regulatory authority; and

(c) all other existing defaults on the series have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration.

      In the case of a series of junior subordinated debentures issued to an ONB Trust, the holders of a majority in aggregate liquidation amount of the capital securities issued by that ONB Trust then outstanding shall also have the right to rescind the acceleration and its consequences with respect to such series, subject to the same conditions set forth above. (Section 5.2)

      If a default occurs and is continuing on a series, the trustee may pursue any available remedy to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the trustee and holders of the series. (Section 5.3)

      In the case of a series of junior subordinated debentures issued to an ONB Trust, any holder of the outstanding capital securities issued by that ONB Trust shall have the right, upon the occurrence and continuance of a default with respect to that series occurring as a result of Old National’s failure to timely pay interest, principal or premium as described above, to sue Old National directly. In that lawsuit the holder of the capital securities can force Old National to pay it, rather than the ONB Trust, the then-due principal of, and premium, if any, and interest on, the junior subordinated debentures held by the ONB Trust having a principal amount equal to the aggregate principal amount of the capital securities held by that holder. (Section 5.8)

      The trustee may require an indemnity satisfactory to it before it performs any duty or exercises any right or power under the indenture or the junior subordinated debentures which it reasonably believes may expose it to any risk of loss or liability. (Section 6.1) With some limitations, holders of a majority in principal amount of the junior subordinated debentures of a series may direct the trustee in its exercise of any trust or power with respect to that series. (Section 5.12) Except in the case of default in payment on a series, the trustee may withhold notice of any continuing default with respect to the junior subordinated debentures of that series if it determines that withholding the notice is in the interest of holders of the series. (Section 6.2) Old National is required to furnish the trustee annually a brief certificate as to Old National’s compliance with all terms and conditions of the indenture. (Section 10.4)

      The defaults specified in the indenture do not include a cross-default provision. Therefore, unless otherwise specified in an applicable prospectus supplement, a default by Old National on any other debt, including any other series of debt securities, would not constitute a default under the indenture (or in the case of a default as to any series of junior subordinated debentures, a default as to any other series of junior subordinated debentures outstanding under the indenture). If junior subordinated debentures of a series provide for a cross-default provision, the prospectus supplement will describe the terms of that provision.

      In addition, the indenture does not permit acceleration of the junior subordinated debentures following a default, except in the case of a default that also constitutes an event of default.

Amendments

      Without the consent of any holder of junior subordinated debentures, subject to certain limitations, Old National may amend the indenture by entering into one or more supplemental indentures for any of the following purposes:

•	to provide for the assumption of Old National’s obligations to holders of junior subordinated debentures by the surviving company in the event of a merger or consolidation requiring such assumption as described above under “— Successor Obligor;”

•	to add to the covenants of Old National or to surrender any right or power conferred upon Old National;

•	to add additional defaults or events of default;

•	to change or eliminate any provisions of the indenture provided there are no outstanding junior subordinated debentures entitled to the benefit of such provisions;

•	to secure the junior subordinated debentures;

•	to create a series of junior subordinated debentures and establish the terms of that series;

•	to provide for a separate trustee for one or more series of junior subordinated debentures;

•	to cure any ambiguity, to correct or supplement any provision of the indenture which may be inconsistent with other provisions of the indenture or to make any other provisions with respect to matters or questions arising under the indenture provided such action does not materially adversely affect the rights of any holder of junior subordinated debentures; or

•	to maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

      Old National and the trustee may amend the indenture by entering into one or more supplemental indentures with the written consent of the holders of a majority in principal amount of the junior subordinated debentures of all series affected voting as one class. However, without the consent of each holder of junior subordinated debentures affected, no amendment may:

•	change the stated maturity of the principal of, or the dates on which interest is payable on, any junior subordinated debentures or change the currency in which any such amounts or any premium shall be payable;

•	reduce the principal amount of, or the rate of interest payable on, the junior subordinated debentures or any premium payable upon redemption;

•	impair the right to institute suit for the enforcement of any payment on the junior subordinated debentures after that payment has become due;

•	modify the provisions of the indenture with respect to the subordination of the junior subordinated debentures in a manner adverse to holders of junior subordinated debentures;

•	modify the indenture in any way that materially adversely affects the right of holders of junior subordinated debentures to convert or exchange those junior subordinated debentures;

•	reduce the percentage in principal amount of the outstanding junior subordinated debentures of any series, the consent of whose holders is required for any such amendment, or the consent of whose holders is required for any waiver of compliance with certain provisions of, and defaults under, the indenture and their consequences; or

•	modify any of the provisions of the indenture relating to modification or waiver, except to increase any percentage in aggregate principal amount of the outstanding junior subordinated debentures of the series whose consent is necessary for the modification or waiver or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder of outstanding junior subordinated debentures affected by the change. (Section 9.2)

If a series of junior subordinated debentures is held by an ONB Trust, Old National is not permitted to amend the indenture in accordance with the provisions of this paragraph without the prior consent of the holders of not less than a majority in aggregate liquidation amount of the capital securities then outstanding; provided that if the consent of the holder of each junior subordinated debenture of a series outstanding is required, then Old National will not be permitted to amend the indenture without the consent of each holder of outstanding capital securities of the applicable ONB Trust. (Section 9.2)

Option to Defer Interest Payment Date

      Unless otherwise stated in the applicable prospectus supplement, Old National will have the right at any time and from time to time during the term of any series of junior subordinated debentures issued to an ONB Trust to defer payments of interest by extending the interest payment period for a maximum number of consecutive periods that will be specified in the applicable prospectus supplement. No deferral period may extend beyond the maturity date of that series of junior subordinated debentures. Old National may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period or at a redemption date, Old National will be obligated to pay all interest accrued and unpaid (together with interest on the unpaid interest to the extent permitted by applicable law). United States federal income tax consequences and special considerations applicable to any junior subordinated debentures issued to an ONB Trust for which a deferral period has been elected will be described in the applicable prospectus supplement. During any deferral period, or while Old National is in default under the indenture, Old National will be restricted in its ability to make payments or incur obligations related to its capital stock or debt securities ranking equal to or below the junior subordinated debentures. See “— Restrictions on Certain Payments.” Prior to the termination of any deferral period, Old National may extend the interest payment period, and, after the termination of any deferral period and the payment of all amounts due, Old National may decide to begin a new deferral period. (Section 13.1)

      Unless otherwise specified in the applicable prospectus supplement, if the property trustee is the sole holder of the series of junior subordinated debentures held by the ONB Trust, Old National will give the issuer trustees of the ONB Trust notice of Old National’s selection of any deferral period one business day prior to the earlier of:

•	the next date distributions on the capital securities are payable; or

•	the date the ONB Trust is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of its capital securities of the record date or the date any distribution on the capital securities is payable.

      Unless otherwise specified in the applicable prospectus supplement, if the property trustee is not the sole holder of the series of junior subordinated debentures, Old National will give the holders of the junior subordinated debentures notice of Old National’s selection of any deferral period five business days prior to the earliest of:

•	the next interest payment date; or

•	the date upon which Old National is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the junior subordinated debentures of the record or payment date of any related interest payment. (Section 13.2)

Redemption

      The applicable prospectus supplement will specify the terms, if any, upon which Old National can redeem the junior subordinated debentures at its option. Any such redemption may, as specified, be in whole or in part, will be upon not less than 30 days nor more than 60 days notice to the holder of the junior subordinated debentures at a redemption price or prices stated in the applicable prospectus supplement. In order to redeem the junior subordinated debentures of any series held by an ONB Trust, Old National may need to obtain the prior approval of the Board of Governors of the Federal Reserve System.

      If the junior subordinated debentures are redeemed only in part, they will be redeemed pro rata or by lot or by any other method selected by the trustee. If a partial redemption of the junior subordinated debentures would result in the delisting of the capital securities of an ONB Trust from any national securities exchange or other self-regulatory organization on which the capital securities of the ONB Trust holding the junior subordinated debentures are then listed, Old National will not be permitted to effect the partial redemption and will only be permitted to redeem the junior subordinated debentures as a whole. (Section 11.2)

      Unless otherwise specified in the applicable prospectus supplement, if a tax event (as defined below), an investment company event (as defined below) or a regulatory capital event (as defined below) in respect of an ONB Trust occurs and is continuing, Old National will have the option to redeem the junior subordinated debentures held by that ONB Trust, in whole, but not in part, at any time within 90 days following the occurrence of the event; provided that if Old National can eliminate, within the 90 day period, such event by taking some action, such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on Old National, the relevant ONB Trust or the holders of the capital securities or the common securities, Old National will pursue that action instead of redemption. Old National will have no right to redeem the junior subordinated debentures while such ONB Trust or the property trustee is pursuing any similar action based on its obligations under the trust agreement. If the applicable ONB Trust is the holder of all outstanding junior subordinated debentures that are redeemed, the proceeds of the redemption will be used by the ONB Trust to redeem its capital securities and common securities in accordance with their terms.

      “Tax event” means the receipt by the applicable ONB Trust of an opinion of counsel (which may be counsel to Old National or an affiliate) experienced in such matters to the effect that, as a result of any

•	amendment to, or change (including any announced proposed change) in the laws or any regulations under the laws of the United States or any political subdivision or taxing authority, or

•	official administrative pronouncement or judicial decision interpreting or applying the laws or regulations stated above whether or not the pronouncement or decision is issued to or in connection with a proceeding involving Old National or the ONB Trust, in each case which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the applicable series of junior subordinated debentures, there is more than an insubstantial risk that:

•	the ONB Trust is, or will be within 90 days of the date of the opinion of counsel, subject to United States federal income tax with respect to income received or accrued on the junior subordinated debentures;

•	interest Old National pays on the corresponding junior subordinated debentures is not, or will not be within 90 days of the date of the opinion of counsel, deductible, in whole or in part, for United States federal income tax purposes; or

•	the ONB Trust is, or will be within 90 days of the date of the opinion of counsel, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

      “Investment company event” means the receipt by the applicable ONB Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority on or after the date of original issuance of the capital securities, the ONB Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended.

      “Regulatory capital event” means the receipt by the applicable ONB Trust of an opinion of counsel experienced in such matters, who may be an employee of Old National or any of Old National’s affiliates, to the effect that, as a result of:

•	any amendment to, clarification of or change in applicable laws or regulations or official interpretations thereof or policies with respect thereto, or

•	any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

there is more than an insubstantial risk that the capital securities will no longer constitute Tier I Capital of Old National or any bank holding company of which Old National is a subsidiary for purposes of the capital adequacy guidelines or policies of the Board of Governors of the Federal Reserve System or its successor as Old National’s primary federal banking regulator.

      Notwithstanding the foregoing, a regulatory capital event shall not be deemed to have occurred as a result of the adoption by the Federal Reserve Board of final rules pursuant to its notice of proposed rulemaking dated May 6, 2004 relating, in part, to the implementation of stricter quantitative limits and qualitative standards for trust preferred securities to be treated as “Tier 1” regulatory capital.

Restrictions on Certain Payments

      Unless otherwise provided in the applicable prospectus supplement, Old National will not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock;

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of its debt securities (including other junior subordinated debentures) that rank equally with or junior in interest to the junior subordinated debentures; or

•	make any guarantee payments with respect to any of the debt securities of any of its subsidiaries if the guarantee ranks equally with or junior in interest to the junior subordinated debentures;

other than:

•	dividends or distributions payable in its common stock;

•	payments under any guarantee relating to the capital securities of an ONB Trust;

•	purchases of common stock related to the issuance of common stock under any benefit plans for its directors, officers or employees; and

•	obligations under any dividend reinvestment plan or stock purchase plan;

at any time when:

•	an event has occurred that (a) with the giving of notice or the lapse of time, or both, would constitute a default under the indenture with respect to the junior subordinated debentures and (b) Old National shall not have taken reasonable steps to cure the event;

•	the junior subordinated debentures are held by an ONB Trust and Old National is in default with respect to any payment obligations under the guarantee relating to the capital securities of that ONB Trust; or

•	Old National shall have given notice of its intention to begin an interest deferral period and shall not have rescinded the notice or when any deferral period is continuing.

Governing Law

      The indenture and the junior subordinated debentures will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

      Old National and its affiliates maintain banking relationships with J.P. Morgan Trust Company, National Association and its affiliates in the ordinary course of our business. In addition, J.P. Morgan Trust Company, National Association will act as trustee under the indentures pursuant to which Old National’s senior debt securities and subordinated debt securities will be issued.

      The Trust Indenture Act contains limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to act as trustee under our other indentures, trust agreements and guarantee agreements and to engage in other transactions with us and our subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an event of default under the indenture, or else resign.

DESCRIPTION OF CAPITAL STOCK

      We have summarized the material terms and provisions of our capital stock in this section. We have also filed our articles of incorporation and our bylaws, each as amended, as exhibits to our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2002 and March 31, 2004, respectively. You should read our articles of incorporation and our by-laws for additional information before you buy our common stock, preferred stock or depositary shares or any securities which may be exercised or exchangeable for or converted into our common stock, preferred stock or depositary shares.

Common Stock

Authorized Common Stock

      As of October 31, 2004, our authorized common stock, no par value, was 150,000,000 shares, of which 65,845,000 shares were issued and outstanding. Shares of our common stock, when issued against full payment of the purchase price, and shares of our common stock issuable upon conversion, exchange or exercise of any of the other securities offered by this prospectus, will be validly issued, fully paid and non-assessable.

General

      Voting Rights. The holders of our common stock are entitled to one vote for each share of common stock held of record by them on all matters to be voted on by shareholders, except

(a) shares of common stock are not entitled to a vote if such shares are owned, directly or indirectly, by another corporation and we own, directly or indirectly, a majority of the shares entitled to vote for directors of such corporation; provided, however, such limitation on voting does not limit our power to vote shares of our common stock held by us in or for an employee benefit plan or in any other fiduciary capacity or

(b) to the extent shares are control shares acquired in a control share acquisition within the meaning of Chapter 42 of the Indiana Business Corporation Law, which such shares have voting rights only to the extent granted by resolution approved by our shareholders in accordance with Section 23-1-42-9 of the Indiana Business Corporation Law.

The holders of our common stock are not entitled to cumulative voting rights. Under the Indiana Business Corporation Law, directors are elected by a plurality of the votes cast by shares entitled to vote in an election at a meeting at which a quorum is present. Our by-laws provide that for all other shareholder votes, when a quorum is present at any meeting, the vote of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the Indiana Business Corporation Law, our articles of incorporation or our by-laws, a greater vote is required, in which case such express provision shall govern and control the decision of such question.

      Dividends. Subject to the rights of any series of preferred stock authorized by the board of directors as provided by our articles of incorporation, the holders of our common stock are entitled to dividends as and when declared by the board out of funds legally available for the payment of dividends.

      Liquidation. In the event of our liquidation or dissolution, subject to the rights of any outstanding series of preferred stock, the holders of our common stock are entitled to share in all assets remaining for distribution to common shareholders according to their interests.

      Other Rights. Holders of our common stock have no preemptive or other subscription rights, and the shares of our common stock are not subject to any further calls or assessments by us. There are no conversion rights or sinking fund provisions applicable to the shares of our common stock.

      Listing. Our common stock is listed on the New York Stock Exchange under the symbol “ONB.” We act as the transfer agent for our common stock.

Preferred Stock

Authorized Preferred Stock

      Our authorized preferred stock consists of 2,000,000 shares of preferred stock, no par value, of which 1,000,000 shares relate to our Series A Preferred Stock. As of October 31, 2004, no shares of preferred stock were issued and outstanding.

General

      Under our articles of incorporation and the Indiana Business Corporation Law, preferred stock may be issued from time to time in one or more series, upon board authorization and without shareholder approval.

Within certain legal limits, the board is authorized to determine the terms of any series of preferred stock, including:

•	designation, number of shares to issue, price, dividend rate, voting rights, and liquidation preferences;

•	any redemption, sinking fund or conversion provisions; and

•	any other terms, limitations and relative rights and preferences.

As a result, the board, without shareholder approval, could authorize preferred stock to be issued with voting, conversion and other rights that could adversely affect the voting power and other rights of common shareholders or other outstanding series of preferred stock.

      Each series of preferred stock will have the dividend, liquidation, redemption and voting rights described below unless otherwise described in a prospectus supplement pertaining to a specific series of preferred stock. The applicable prospectus supplement will describe the following terms of the series of preferred stock in respect of which this prospectus is being delivered:

•	the designation of that series and the number of shares offered;

•	the amount of the liquidation preference, if any, per share or the method of calculating the amount;

•	the initial public offering price at which shares of that series will be issued;

•	the dividend rate, if any, or the method of calculating the rate and the dates on which dividends will begin to cumulate, if applicable;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights;

•	any voting or additional rights, preferences, privileges, qualifications, limitations and restrictions;

•	any securities exchange listing;

•	the relative ranking and preferences of that series as to dividend rights and rights upon liquidation, dissolution or winding up of Old National; and

•	any other terms of that series.

Shares of our preferred stock, when issued against full payment of the purchase price, will be validly issued, fully paid and non-assessable.

      When appropriate, the applicable prospectus supplement will describe the United States federal income tax considerations relevant to the preferred stock.

      Rank. Each series of preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank prior to common stock. The rank of each separate series of preferred stock will be described in the applicable prospectus supplement, but all shares of each series will be of equal rank with each other.

      Dividends. Holders of each series of preferred stock will be entitled to receive, when, as and if our board declares, cash dividends, payable at the dates and at the rates per share as described in the applicable prospectus supplement. Those rates may be fixed, variable or both.

      Dividends may be cumulative or non-cumulative, as described in the applicable prospectus supplement. If dividends on a series of preferred stock are non-cumulative and if our board fails to declare a dividend for a dividend period for that series, then holders of that preferred stock will have no right to receive a dividend for that dividend period, and we will have no obligation to pay the dividend for that period, whether or not dividends are declared for any future dividend payment dates. If dividends on a series of preferred stock are cumulative, the dividends on those shares will accrue from and after the date mentioned in the applicable prospectus supplement.

      Redemption. The terms on which any series of preferred stock may be redeemed will be in the applicable prospectus supplement. All shares of preferred stock which we redeem, purchase or acquire, including shares surrendered for conversion or exchange, will be retired and restored to the status of authorized but unissued shares, but may be reissued only as a part of the preferred stock other than the series of which they were originally a part.

      Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, preferred shareholders of any particular series will be entitled, subject to creditors’ rights and holders of any series of preferred stock ranking senior as to liquidation rights, but before any distribution to common shareholders or holders of any series of preferred stock ranking junior as to liquidation rights, to receive a liquidating distribution in the amount of the liquidation preference, if any, per share as mentioned in the applicable prospectus supplement, plus accrued and unpaid dividends for the current dividend period. This would include any accumulation of unpaid dividends for prior dividend periods, if dividends on that series of preferred stock are cumulative. If the amounts available for distribution upon our liquidation, dissolution or winding up are not sufficient to satisfy the full liquidation rights of all the outstanding preferred stock of that series and all stock ranking equal to that series of preferred stock, then the holders of each series of that stock will share ratably in any distribution of assets in proportion to the full respective preferential amount, which may include accumulated dividends, to which they are entitled. After the full amount of the liquidation preference is paid, the holders of preferred stock will not be entitled to any further participation in any distribution of our assets.

      Voting. The voting rights of preferred stock of any series will be described in the applicable prospectus supplement. Under Indiana law, regardless of whether a class or a series of shares is granted voting rights by the terms of our articles of incorporation, the shareholders of that class or series are entitled to vote as a separate voting group, or together with other similarly affected series, on certain amendments to our articles of incorporation and certain other fundamental changes that directly affect that class or series.

      Under regulations of the Federal Reserve Board, if the holders of any series of preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities,” and a holder of 25% or more of that series (or a holder of 5% or more if it otherwise exercises a “controlling influence” over Old National) may then be subject to regulation as a bank holding company. In addition, in that event:

•	any bank holding company may be required to obtain Federal Reserve Board approval, and any foreign bank, and any company that controls a foreign bank, that has certain types of U.S. banking operations may be required to obtain Federal Reserve Board approval under the International Banking Act of 1978, to acquire 5% or more of that series of preferred stock; and

•	any person other than a bank holding company may be required to obtain Federal Reserve Board approval under the Change in Bank Control Act of 1978 to acquire 10% or more of that series of preferred stock.

      Conversion or Exchange. The terms on which preferred stock of any series may be converted into or exchanged for another class or series of securities will be described in the applicable prospectus supplement.

      Other Rights. The shares of a series of preferred stock may have the preferences, voting powers or relative, participating, optional or other special rights as may be described in the applicable prospectus supplement, our articles of incorporation, or as otherwise required by law. The holders of preferred stock will not have any preemptive rights to subscribe to any of our securities.

      Title. Old National, any transfer agent and registrar for a series of preferred stock, and any of their agents may treat the registered owner of that preferred stock as the absolute owner of that stock, whether or not any payment for that preferred stock shall be overdue and despite any notice to the contrary, for any purpose.

      Transfer Agent and Registrar. Unless the applicable prospectus supplement specifies otherwise, we will be the transfer agent, registrar and dividend disbursement agent for each series of preferred stock.

Indiana Law and Certain Provisions of our Articles of Incorporation; Anti-Takeover Measures

Articles of Incorporation

      Our articles of incorporation currently authorize the issuance of 150,000,000 shares of common stock and 2,000,000 shares of preferred stock. Within the limits of applicable law and the rules of the New York Stock Exchange, these shares are available to be issued, without prior shareholder approval, in classes with relative rights, privileges and preferences determined for each class by our board of directors.

      Our board of directors has authorized a series of preferred stock designated as Series A Preferred Stock, and designated 1,000,000 shares of Series A Preferred Stock in connection with our shareholder rights plan. The Series A Preferred Stock may not be issued except upon exercise of certain rights pursuant to such shareholder rights plan. No shares of Series A Preferred Stock have been issued as of the date hereof. On January 25, 1990, the board declared a dividend of one (1) right for each issued and outstanding share of common stock. The dividend was payable on March 15, 1990 to holders of record of common stock at the close of business on March 1, 1990. The board of directors also authorized the issuance of one (1) right for each share of common stock issued by us between March 1, 1990 and the earlier of (i) the first date of public announcement by us or a person who beneficially owns twenty percent (20%) or more of our stock that such person owns twenty percent (20%) of more of our common stock and (ii) the date of the first public announcement by any person to commence a tender or exchange offer for twenty percent (20%) or more of our common stock; provided, however, the term “person” does not include us, our subsidiaries, our employee benefit plans, or any entity holding common stock for or under the terms of any such employee benefit plan. Each right entitles the registered holder, upon the occurrence of certain events involving a change in control, to purchase from us one-hundredth (1/100) of a share of Series A Preferred Stock at an initial purchase price of $60.00, subject to adjustment. The terms and conditions of the rights are contained in an amended Rights Agreement between us and Old National Bank in Evansville, as Rights Agent, a copy of which was filed on March 1, 2000 with Old National’s Registration Statement on Form 8-A.

      Our articles of incorporation provide for a board of directors divided into three classes, with terms of office of one class expiring each year. Commencing with the annual meeting of shareholders in 2003 and at each annual meeting thereafter, the directors of the class whose terms expired at such meeting were and shall thereafter be elected for terms of three years and until their respective successors were and are duly elected and qualified. In addition, our articles of incorporation provide that directors may be removed, with or without cause, only by

(i) the affirmative vote of not less than two-thirds of the outstanding shares of our common stock entitled to vote in the election of directors at a shareholders’ meeting called for that purpose, or

(ii) the affirmative vote of not less than two-thirds of the entire board.

Any alteration, amendment or repeal of this provision of our articles of incorporation requires the affirmative vote of not less than two-thirds of the outstanding shares of our common stock on a proposal recommended by a the vote of not less than two-thirds of our entire board of directors. This article would preclude a third party from electing the entire board at a single annual meeting of shareholders and simultaneously gaining control of our board. With the staggered terms of directors as set forth in the article, it would take at least two elections of directors for any individual or group to gain control of the board.

      Our articles of incorporation also provide that certain business combinations may, under certain circumstances, require approval of more than a simple majority of our issued and outstanding shares, and require a super-majority shareholder vote of not less than eighty percent (80%) of the outstanding shares of our common stock for the amendment of certain significant provisions.

      Additionally, our articles of incorporation provide that the board will consider non-financial factors that it deems relevant when evaluating a business combination. Any amendment of this article requires a super-majority shareholder vote of not less than eighty percent (80%) of the outstanding shares of common stock.

      Finally, our articles of incorporation provide that any person or group of persons who acquires 15% or more of our then outstanding common stock must pay an amount at least equal to the highest percent over market value paid for shares already held by such person or group when acquiring additional shares. Any amendment of this article requires a super-majority shareholder vote of not less than eighty percent (80%) of the outstanding shares of common stock.

      These provisions in our articles of incorporation are designed to encourage potential acquirers to negotiate with our board of directors to preserve for shareholders our value in the event of a takeover attempt. These provisions reduce the likelihood that a potential acquirer who is unwilling to pay a market premium determined by the board to be sufficient will attempt to acquire shares of our common stock by means of an open market accumulation, front-end loaded tender offer or other coercive or unfair takeover tactic. These provisions in our articles of incorporation would ensure that we, our shareholders and our other stakeholders would be protected from certain takeover attempts, or the acquisition of a substantial block of equity, on terms that may be less favorable generally than would be available in transactions negotiated with and approved by the board.

Indiana Law

      Chapters 42 and 43 of the Indiana Business Corporation Law, which are applicable to us, may be deemed to have certain anti-takeover effects by prescribing, in the case of Chapter 42, certain voting requirements in instances in which a person acquires shares of Old National in excess of certain thresholds or proscribing, in the case of Chapter 43, certain transactions between Old National and an “interested stockholder” (defined generally as a person beneficially owning 10% or more of a corporation’s outstanding voting stock) during the five year period following the time such person became an interested stockholder.

      In addition, Chapter 35 of the Indiana Business Corporation Law provides that in taking or declining to take any action, or in making or declining to make any recommendation to the shareholders of the corporation with respect to any matter, a board of directors may, in its discretion, consider both the short term and long term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects thereof on the corporation’s shareholders and the other corporate constituent groups and interests, as well as any other factors deemed pertinent by the directors. As a result, by expanding the factors that may be considered relevant by the directors in assessing a takeover proposal, this provision could be deemed to have certain anti-takeover effects.

DESCRIPTION OF DEPOSITARY SHARES

      This section describes the general terms and provisions of the depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement. The specific terms may differ from the general description of terms described below.

      We have summarized the material terms and provisions of the deposit agreement, the depositary shares and the depositary receipts in this section. We will also file the form of deposit agreement, including the form of depositary receipt, as an exhibit to the registration statement of which this prospectus is a part. You should read the forms of deposit agreement and depositary receipt relating to a series of preferred stock for additional information before you buy any depositary shares that represent preferred stock of that series.

General

      We may offer fractional interests in preferred stock, rather than full shares of preferred stock. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

      The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million, which we refer to in this prospectus as the depositary. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion, exchange and liquidation rights.

      The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

      Unless we specify otherwise in the applicable prospectus supplement, you will not be entitled to receive the whole shares of preferred stock underlying the depositary shares.

      Where appropriate, the applicable prospectus supplement will describe the United States federal income tax considerations relevant to the depositary shares.

Dividends and Other Distributions

      The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the shares of preferred stock in proportion to the number of depositary shares owned by the holders on the relevant record date. The depositary will not distribute amounts less than one cent. The depositary will distribute any balance with the next sum received for distribution to record holders of depositary shares.

      If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

      The deposit agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.

Conversion and Exchange

      If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Redemption of Depositary Shares

      If the series of the preferred stock underlying the depositary shares is subject to redemption, all or a part of the depositary shares will be redeemed from the redemption proceeds of that series of the preferred stock held by the depositary. The depositary will mail notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

      After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon the redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

Voting the Preferred Stock

      When the depositary receives notice of any meeting at which the holders of the preferred stock may vote, the depositary will mail information about the meeting contained in the notice, and any accompanying proxy materials, to the record holders of the depositary shares relating to the preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted.

      The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to such preferred stock, unless otherwise indicated in the applicable prospectus supplement.

Amendment and Termination of the Deposit Agreement

      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or the depositary only if:

•	all outstanding depositary shares relating to the deposit agreement have been redeemed or reacquired by us;

•	all preferred stock of the relevant series has been withdrawn; or

•	there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related depositary shares.

Charges of Depositary

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Miscellaneous

      We will forward to the depositary, for distribution to the holders of depositary shares, all reports and communications that we must furnish to the holders of the preferred stock. Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to us and/or the depositary. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

      The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect when a successor depositary is appointed and it accepts the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

DESCRIPTION OF PURCHASE CONTRACTS

      We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares or common stock. The price of our debt securities or price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

      The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•	whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our debt securities, common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	United States federal income tax considerations relevant to the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered global form.

      The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

DESCRIPTION OF UNITS

      We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

      The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered global form.

The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

DESCRIPTION OF WARRANTS

      This section describes the general terms and provisions of the warrants. The prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those warrants.

      We may issue warrants for the purchase of debt securities, preferred stock, depositary shares or common stock. Warrants may be issued alone or together with securities offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not act as an agent or trustee for any holders of warrants.

      We have summarized the material terms and provisions of the warrant agreements and warrants in this section. We have also filed the forms of warrant agreements and the certificates representing the warrants as exhibits to the registration statement of which this prospectus is a part. You should read the applicable forms of warrant agreement and warrant certificate for additional information before you buy any warrants.

General

      If warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following if applicable:

•	the offering price;

•	the currencies in which the warrants are being offered;

•	the aggregate principal amount, currencies, denominations and terms of the series of the debt securities that can be purchased if a holder exercises the warrants and the price at which and currencies in which the principal amount may be purchased upon exercise;

•	the designation and terms of any series of debt securities, preferred stock, depositary shares or other securities with which the warrants are being offered and the number of warrants offered with each debt security, share of preferred stock, depositary share or other security;

•	the date on and after which the holder of the warrants can transfer them separately from the related securities;

•	the date on which the right to exercise the warrants begins and the date on which the right expires;

•	whether the warrants will be in registered or bearer form;

•	United States federal income tax consequences; and

•	any other terms of the warrants.

      If warrants for the purchase of preferred stock, depositary shares or common stock are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following where applicable:

•	the offering price;

•	the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock or depositary shares, the designation and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

•	the designation and terms of the series of debt securities, preferred stock, depositary shares or other securities with which the warrants are being offered and the number of warrants being offered with each debt security, share of preferred stock, depositary share or other security;

•	the date on and after which the holder of the warrants can transfer them separately from the related securities;

•	the date on which the right to exercise the warrants begins and the date on which the right expires;

•	United States federal income tax consequences; and

•	any other terms of the warrants.

      Unless we state otherwise in the applicable prospectus supplement, the warrants will be in registered form only.

      A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer, and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

      Until any warrants to purchase debt securities are exercised, the holder of such warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase preferred stock, depositary shares or common stock are exercised, holders of such warrants will not have any rights of holders of the underlying preferred stock, depositary shares or common stock, including any right to receive dividends or to exercise any voting rights.

Exercise of Warrants

      Each holder of a warrant is entitled to purchase the principal amount of debt securities or the number of shares of preferred stock, depositary shares or shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised warrants will become void.

      A holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent, or other office indicated in the applicable prospectus supplement, within five business days of the warrant agent receiving payment of the exercise price.

      If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt securities, preferred stock, depositary shares or common stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, the warrant agent will issue to you a new warrant certificate for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to Warrant Agreements

      We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants if the changes are not inconsistent with the provisions of the warrants and do not materially adversely affect the interests of the holders of the warrants. We, along with the warrant agent, may also modify or amend a warrant agreement and the terms of the warrants if a majority of the then outstanding unexercised warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the warrants may be made without the consent of each holder affected by the modification or amendment.

Common Stock Warrant Adjustments

      Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a warrant for common stock will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

•	if we issue common stock as a dividend or distribution on the common stock;

•	if we subdivide, reclassify or combine the common stock;

•	if we issue rights or warrants to all holders of common stock entitling them to purchase common stock at less than the current market price, as defined in the warrant agreement for such series of common stock warrants;

•	if we distribute to all holders of common stock evidences of our indebtedness or our assets, excluding certain cash dividends and distributions referred to above; or

•	any other event described in the applicable prospectus supplement.

      Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.

      Holders of common stock warrants may have additional rights under the following circumstances:

•	a reclassification or change of the common stock;

•	a consolidation, merger or share exchange involving our company; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets.

      If one of the above transactions occurs and holders of our common stock are entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, share exchange, sale or conveyance if they had exercised their common stock warrants immediately before the transaction.

DESCRIPTION OF CAPITAL SECURITIES

      The following section describes the general terms and provisions of the capital securities to which any prospectus supplement may relate. The particular terms of the capital securities offered by any ONB Trust and the extent to which any of these general provisions do not apply to its capital securities will be described in the prospectus supplement relating to that ONB Trust and its capital securities.

      The capital securities will represent undivided beneficial ownership interests in the assets of an ONB Trust. The holders of the capital securities of an ONB Trust will be entitled to a preference over holders of the common securities of such ONB Trust in certain circumstances with respect to distributions and amounts payable on redemption or liquidation. Holders of capital securities will also have certain other benefits as described in the corresponding trust agreement.

      Old National has summarized selected provisions of the capital securities and each trust agreement below. This summary is not complete. The form of trust agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the form of trust agreement for provisions that may be important to you. You should also consider applicable provisions of the Trust Indenture Act. Each of the ONB Trusts is a legally separate entity, and the assets of one are not available to satisfy the obligations of the other.

General

      The capital securities of a ONB Trust will rank equally, and payments on the capital securities will be made pro rata, with the common securities of that ONB Trust except as described under “— Subordination of Common Securities.” Legal title to the junior subordinated debentures issued to an ONB Trust will be held by the property trustee in trust for the benefit of the holders of the capital securities of that ONB Trust and for Old National as holder of the common securities of that ONB Trust. Each guarantee agreement Old National executes for the benefit of the holders of an ONB Trust’s capital securities will be a guarantee on a junior subordinated basis with, but will not guarantee payment of distributions or amounts payable on redemption or liquidation of, such capital securities if the ONB Trust does not have funds available to make such payments. See “Description of Guarantees.”

Distributions

      Distributions on the capital securities will be cumulative, will accumulate from the date of original issuance and will be payable on the dates specified in the applicable prospectus supplement. Except as specified in the applicable prospectus supplement, in the event that any date on which distributions are payable on the capital securities is not a business day, payment of the distribution will be made on the next succeeding day that is a business day (without any interest or other payment in respect of the delay), with the same force and effect as if made on the originally specified date. However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. Each date on which distributions are payable is referred to in this prospectus as a distribution date. Unless otherwise specified in an applicable prospectus supplement, business day means a day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to remain closed.

      The distributions on each capital security will be payable at a rate specified in the prospectus supplement for that capital security. Unless otherwise specified in the applicable prospectus supplement, the amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Distributions to which holders of capital securities are entitled will accumulate interest at the rate per annum specified in the applicable prospectus supplement. Distributions on capital securities as used in this prospectus includes these additional distributions unless otherwise stated.

      Funds available to each ONB Trust for distribution to holders of its capital securities will be limited to payments it receives from Old National under the junior subordinated debentures it owns. Each ONB Trust will invest the proceeds from the issuance and sale of its common securities and capital securities in the corresponding junior subordinated debentures, and it will have no other assets. See “Description of Junior Subordinated Debentures.” If Old National does not make interest payments on the junior subordinated debentures held by an ONB Trust, the property trustee will not have funds available to pay distributions on the capital securities of that ONB Trust.

      Old National may defer interest on any series of junior subordinated debentures for a specified number of consecutive interest payment periods. See “Description of Junior Subordinated Debentures — Option to Defer Interest Payment Date.” If Old National defers interest payments on the corresponding junior subordinated debentures held by an ONB Trust, the ONB Trust will defer payments on its capital securities.

      Distributions on the capital securities will be payable to the holders as they appear on the register of the ONB Trust on the relevant record dates, which, unless otherwise specified in an applicable prospectus supplement, will be the fifteenth calendar day prior to the relevant distribution date. Subject to any applicable laws and regulations and to the provisions of the applicable trust agreement, each distribution payment will be made as described under “Global Securities.”

Payment of Expenses

      Pursuant to the indenture under which the junior subordinated debentures will be issued, which is referred to in this section as the “junior subordinated debenture indenture,” Old National has agreed to pay all debts and obligations (other than distributions on the common securities and capital securities) and all costs and expenses of the ONB Trusts and to pay any and all taxes, duties, assessments or other governmental charges (other than United States withholding taxes) imposed by the United States or any other taxing authority. This includes, but is not limited to, all costs and expenses relating to the organization of the ONB Trusts, the fees and expenses of the property trustee, the Delaware trustee and the administrators and all costs and expenses relating to the operation of the ONB Trusts. As a result, the net amounts received and retained by an ONB Trust after paying these fees, expenses, debts and obligations will be equal to the amounts the ONB Trust would have received and retained had no fees, expenses, debts and obligations been incurred by or imposed on it. Old National’s promise to pay these obligations is for the benefit of, and shall be enforceable by, any creditor to whom the fees, expenses, debts and obligations are owed, whether or not the creditor has received notice of the obligation. Any creditor may enforce these obligations directly against Old National, and Old National has agreed to irrevocably waive any right or remedy that would otherwise require that any creditor take any action against the ONB Trust or any other person before proceeding against Old National. Old National will execute such additional agreements as may be necessary to give full effect to these promises.

Redemption or Exchange

Mandatory Redemption

      If Old National repays or redeems, in whole or in part, any junior subordinated debentures that have been issued to an ONB Trust, whether at maturity or earlier, the proceeds from the repayment or redemption will be applied by the property trustee to redeem a like amount of the capital securities and the common securities of that ONB Trust. The property trustee will give you at least 30 but no more than 60 days notice, and the redemption price will be equal to the sum of:

•	the aggregate liquidation amount of the capital securities and common securities being redeemed; plus

•	accumulated but unpaid distributions on to the redeemed capital securities and common securities to the date of redemption; plus

•	the related amount of the premium, if any, that Old National pays upon the concurrent redemption of corresponding junior subordinated debentures.

See “Description of Junior Subordinated Debentures — Redemption.”

      If Old National is repaying or redeeming less than all the junior subordinated debentures of a series held by an ONB Trust on a redemption date, then the proceeds from the repayment or redemption will be allocated to redeem the capital securities and common securities issued by that ONB Trust, pro rata. The amount of premium, if any, that Old National pays to redeem all or any part of any series of junior subordinated debentures held by an ONB Trust will also be allocated pro rata to the redemption of the capital securities and common securities issued by that ONB Trust.

      Old National will have the right to redeem any series of junior subordinated debentures:

•	on the terms described under “Description of Junior Subordinated Debentures — Redemption;” or

•	as may be otherwise specified in the applicable prospectus supplement.

Distribution of Junior Subordinated Debentures

      Old National has the right to terminate an ONB Trust at any time and, after satisfaction of any liabilities to creditors of that ONB Trust as provided by applicable law, to cause the junior subordinated debentures owned by that ONB Trust to be distributed to the holders of the capital securities and common securities in liquidation of that ONB Trust. This may require the approval of the Board of Governors of the Federal Reserve System.

      After the liquidation date fixed for any distribution of junior subordinated debentures to the holders of any series of capital securities:

•	that series of capital securities will no longer be deemed to be outstanding;

•	The Depository Trust Company (“DTC”) or its nominee, as the record holder of the capital securities, will receive a registered global certificate or certificates representing the junior subordinated debentures to be delivered in the distribution;

•	Old National shall use its reasonable efforts to list the junior subordinated debentures on the New York Stock Exchange or on such other exchange, interdealer quotation system or self-regulatory organization as the capital securities are then listed; and

•	any certificates representing that series of capital securities not held by DTC or its nominee will be deemed to represent the junior subordinated debentures having a principal amount equal to the stated liquidation amount of that series of capital securities, bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on that series of capital securities until the certificates are presented to the administrators or their agent for transfer or reissuance.

      Old National cannot predict the market prices for the junior subordinated debentures that may be distributed in exchange for capital securities. It is possible that the junior subordinated debentures that an investor receives on termination and liquidation of an ONB Trust may trade at a lower price than the investor paid to purchase the capital securities.

Redemption and Exchange Procedures

      Any capital securities that are redeemed on any redemption date will be redeemed with the proceeds received by the ONB Trust from the contemporaneous redemption of the junior subordinated debentures held by that ONB Trust. Redemptions of the capital securities will be made and the redemption price will be payable on each redemption date only to the extent that the related ONB Trust has cash on hand available for the payment of such redemption price. See also “— Subordination of Common Securities.”

      If an ONB Trust gives a notice of redemption in respect of its capital securities, then, by 12:00 noon, New York City time, on the redemption date, the property trustee will deposit irrevocably with DTC funds sufficient to pay the applicable redemption price to the extent funds are available. The property trustee will give DTC irrevocable instructions and authority to pay the redemption price to the holders of such capital securities. If the capital securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the capital securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the capital securities upon surrender of the certificates evidencing their capital securities.

      Except as specified in the applicable prospectus supplement, in the event that any date fixed for redemption of capital securities is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any delay). However, if the next business day is in the next calendar year, the redemption price will be payable on the preceding business day. In the event that payment of the redemption price in respect of capital securities called for redemption is improperly withheld or refused and not paid either by the ONB Trust or by Old National pursuant to the guarantee as described under “Description of Guarantees,” then:

•	distributions on those capital securities will continue to accrue at the then applicable rate from the redemption date originally established by the ONB Trust for those capital securities to the date the redemption price is actually paid; and

•	the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

      If an ONB Trust redeems less than all of its capital securities and common securities, then the aggregate liquidation amount of capital securities and common securities to be redeemed will be allocated pro rata between the capital securities and the common securities based upon their respective aggregate liquidation amounts. The property trustee will select the capital securities to be redeemed from among the outstanding capital securities not previously called for redemption not more than 60 days prior to the redemption date. The property trustee may use any method of selection it deems to be fair and reasonable.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of capital securities or common securities to be redeemed at the holder’s registered address.

      Unless Old National defaults in payment of the redemption price on the junior subordinated debentures, on and after the redemption date, interest will cease to accrue on the junior subordinated debentures called for redemption and distributions will cease to accrue on the capital securities to be redeemed.

      If notice of redemption has been given and funds deposited as required, then upon the date of such deposit all rights of the holders of the capital securities called for redemption will cease, except the right to receive the redemption price, but without interest on the redemption price, and the capital securities will cease to be outstanding.

Subordination of Common Securities

      Payment of distributions on, and the redemption price of, each ONB Trust’s capital securities and common securities, as applicable, generally shall be made pro rata based upon their respective aggregate liquidation amounts. However, if on any distribution date or redemption date a default with respect to any junior subordinated debenture held by an ONB Trust, which we refer to as a debenture default, has occurred and is continuing, then:

•	we will not pay any distribution on, or the redemption price of, any of the ONB Trust’s common securities, and we will not make any other payment on account of the redemption, liquidation or other acquisition of the common securities, unless

•	all accumulated and unpaid distributions on all of the ONB Trust’s outstanding capital securities are paid in full in cash for all distribution periods terminating on or prior to any payment on the common securities, and

•	in the case of a payment of the redemption price, the full amount of the redemption price on all of the ONB Trust’s outstanding capital securities then called for redemption shall have been paid or provided for, and

•	all funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the ONB Trust’s capital securities then due and payable.

      In the case of any debenture default with respect to any junior subordinated debentures held by an ONB Trust, Old National (as holder of the ONB Trust’s common securities) will be deemed to have waived any right to act with respect to the debenture default under the applicable trust agreement until the effect of all debenture defaults with respect to the capital securities has been cured, waived or otherwise eliminated. Until any debenture defaults under the applicable trust agreement with respect to the capital securities have been cured, waived or otherwise eliminated, the property trustee is required to act solely on behalf of the holders of the capital securities and not on Old National’s behalf as holder of the ONB Trust’s common securities, and only the holders of the capital securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution upon Termination

      Each ONB Trust will, pursuant to its trust agreement, automatically terminate upon the expiration of its term or upon the first to occur of:

•	specified events relating to Old National’s bankruptcy, dissolution or liquidation;

•	Old National’s written direction to the property trustee, as depositor, to dissolve the ONB Trust and distribute the corresponding junior subordinated debentures to the holders of the capital securities in exchange for the capital securities (which direction is optional and wholly within Old National’s discretion as depositor);

•	the redemption of all of the ONB Trust’s capital securities; and

•	the entry of an order for the dissolution of the ONB Trust by a court of competent jurisdiction.

      If an early termination occurs for any reason other than the redemption of all of the capital securities and common securities, the ONB Trust will be liquidated by the property trustee as expeditiously as the issuer trustees determine to be possible. Except as provided in the next sentence, the issuer trustees will distribute (after satisfaction of any liabilities to creditors of such ONB Trust as provided by applicable law) to the holders of such capital securities and common securities a like amount of the corresponding junior subordinated debentures. However, if such a distribution is determined by the property trustee not to be practical, the holders of the capital securities will be entitled to receive out of the assets of the ONB Trust available for distribution to holders (after satisfaction of any liabilities to creditors of the ONB Trust as provided by applicable law) a liquidation distribution in an amount equal to the aggregate of the liquidation amount plus accrued and unpaid distributions thereon to the date of payment. If the liquidation distribution can be paid only in part because the ONB Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the ONB Trust on its capital securities will be paid on a pro rata basis.

      As the holder of the ONB Trust’s common securities, Old National will be entitled to receive distributions upon any liquidation pro rata with the holders of its capital securities. However, if a debenture default relating to the junior subordinated debentures held by an ONB Trust has occurred and is continuing, that ONB Trust’s capital securities will have a priority over its common securities.

Trust Agreement Default; Notice

      A “trust agreement default” under each trust agreement will occur upon the occurrence of a debenture default with respect to the junior subordinated debentures issued under the junior subordinated debenture indenture to the ONB Trust. For a description of the events that constitute a debenture default (i.e., a default under the junior subordinated debenture indenture), see “Description of Junior Subordinated Debentures — Defaults and Events of Default.”

      Within 90 days after learning of the occurrence of any trust agreement default, the property trustee is required to transmit notice of the trust agreement default to the holders of the ONB Trust’s capital securities, to the administrators and to Old National, as depositor, unless the trust agreement default has been cured or waived.

      Under the trust agreement, the holder of the common securities will be deemed to have waived any trust agreement default relating to the common securities until all trust agreement defaults relating to the capital securities have been cured, waived or otherwise eliminated. Until all trust agreement defaults relating to the capital securities have been cured, waived or otherwise eliminated, the property trustee will be acting solely on behalf of the holders of the capital securities. Only the holders of the capital securities will have the right to direct the property trustee with respect to act on their behalf.

Removal of Issuer Trustees

      Old National as the holder of the common securities of an ONB Trust may remove either issuer trustee at any time, unless a trust agreement default has occurred and is continuing. If a trust agreement default has occurred and is continuing, the property trustee and the Delaware trustee may be removed by the holders of a majority in liquidation amount of the outstanding capital securities of that ONB Trust. In no event will the holders of the capital securities have the right to vote to appoint, remove or replace the administrators; that right belongs exclusively to Old National as the holder of the common securities. No resignation or removal of an issuer trustee and no appointment of a successor trustee will be effective until the successor trustee accepts its appointment in accordance with the provisions of the applicable trust agreement.

Merger or Consolidation of Issuer Trustees

      Any corporation into which the property trustee or the Delaware trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such trustee, shall be the successor of such trustee under each trust agreement, provided such corporation shall be otherwise qualified and eligible.

Mergers, Consolidations, Conversions, Amalgamations or Replacements of the ONB Trusts

      An ONB Trust may not merge or consolidate with or into, convert into, amalgamate or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below, as described in “— Liquidation Distribution upon Termination” or as described in an applicable prospectus supplement. An ONB Trust may, at Old National’s request and, without the consent the holders of its capital securities, merge or consolidate with or into, convert into, amalgamate or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state; provided, that:

•	the successor entity either (a) expressly assumes all of the obligations of the ONB Trust with respect to its capital securities or (b) substitutes for the capital securities other successor securities having substantially the same terms as the capital securities so long as the successor securities rank the same as the capital securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	Old National expressly appoints a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the corresponding junior subordinated debentures;

•	the successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the capital securities are then listed, if any;

•	the merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not cause the capital securities (including any successor securities) to be downgraded by a nationally recognized statistical rating organization;

•	the merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the capital securities (including any successor securities) in any material respect;

•	the successor entity has a purpose substantially similar to that of the ONB Trust;

•	prior to the merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, the property trustee has received an opinion from independent counsel to the ONB Trust experienced in such matters to the effect that:

•	the merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the capital securities (including any successor securities) in any material respect,

•	following the merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, neither the ONB Trust nor such successor entity will be required to register as an investment company under the Investment Company Act, and

•	following the merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, the ONB Trust or the successor entity will continue to be classified as a grantor trust for United States federal income tax purposes; and

•	Old National or any permitted successor or assignee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

      Notwithstanding the general provisions described above, an ONB Trust may not, except with the consent of holders of 100% in liquidation amount of the capital securities, merge with or into, consolidate, convert into, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease would cause the ONB Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Each Trust Agreement

      Except as described below and under “Description of Guarantees — Amendments and Assignment” and under “— Mergers, Consolidations, Conversions, Amalgamations or Replacement of the ONB Trusts” and as otherwise required by applicable law, the holders of the capital securities will have no voting rights.

      Each trust agreement may be amended from time to time by Old National and the property trustee, without the consent of the holders of the capital securities:

•	to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to address matters or questions arising under the trust agreement in a way which is consistent with the other provisions of the trust agreement; or

•	to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the ONB Trust will be classified for United States federal income tax purposes as a grantor trust or to ensure that the ONB Trust will not be required to register as an “investment company” under the Investment Company Act.

However, in each of the preceding cases, the action must not adversely affect in any material respect the interests of any holder of capital securities and common securities. Any amendment of the trust agreement will become effective when Old National gives notice of the amendment to the holders of the capital securities and common securities.

      Each trust agreement may be amended by Old National and the property trustee with:

•	the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding capital securities and common securities; and

•	receipt by the property trustee of an opinion of counsel experienced in such matters to the effect that the amendment or the exercise of any power granted to the issuer trustees in accordance with the amendment will not affect the ONB Trust’s status as a grantor trust for United States federal income tax purposes or the ONB Trust’s exemption from status as an “investment company” under the Investment Company Act.

      However, without the consent of each holder of capital securities and common securities, no amendment may:

•	change the amount or timing of any distribution on the capital securities and common securities or otherwise adversely affect the amount of any distribution required to be made in respect of the capital securities and common securities as of a specified date;

•	change the redemption dates, events or prices or the liquidation distribution amounts or events; or

•	restrict the right of a holder of capital securities and common securities to sue for the enforcement of any distribution payment.

      So long as any junior subordinated debentures are held by the property trustee, the issuer trustees are not permitted to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture, or execute any trust or power conferred on the property trustee with respect to the junior subordinated debentures;

•	waive any past default that is waivable under the indenture governing the junior subordinated debentures;

•	exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures shall be due and payable; or

•	give a required consent to any amendment, modification or termination of the indenture, the applicable securities resolution or the junior subordinated debentures unless, in each case, they first obtain the approval of the holders of a majority in aggregate liquidation amount of all outstanding capital securities. However, where the indenture requires the consent of each affected holder of junior subordinated debentures, the property trustee cannot give the consent without first obtaining the consent of each holder of the capital securities. The property trustee cannot revoke any action previously authorized or approved by a vote of the holders of the capital securities except by subsequent vote of the holders of the capital securities.

      In addition to obtaining approval of the holders of the capital securities as described above, the issuer trustees are required to obtain an opinion of counsel to the effect that the proposed action will not cause the ONB Trust to be classified as a corporation for United States federal income tax purposes.

      Any required approval of holders of capital securities may be given either at a meeting of holders of capital securities or pursuant to a written consent. The property trustee must notify record holders of capital securities of any meeting in the manner set forth in each trust agreement.

      No vote or consent of the holders of capital securities will be required for an ONB Trust to redeem and cancel its capital securities in accordance with the applicable trust agreement.

      Whenever holders of capital securities are entitled to vote or consent under any of the circumstances described above, neither Old National nor the issuer trustees will be permitted to vote. For purposes of any vote or consent, any of the capital securities that Old National or the issuer trustees own (or that are owned by their respective affiliates) will be treated as if they were not outstanding.

Payment and Paying Agency

      The depositary for the capital securities will make payments in respect of the capital securities by crediting the relevant accounts at the depositary on the applicable distribution dates. If any capital securities of an ONB Trust are not held by the depositary, then the paying agent will mail checks to registered holders of the capital securities as their addresses appear on its register. Unless otherwise specified in the applicable prospectus supplement, the paying agent shall initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrators and to Old National. The paying agent can resign upon 30 days’ written notice to the property trustee and to Old National. If the property trustee resigns as paying agent, the property trustee will appoint a bank or trust company acceptable to the administrators to act as paying agent.

Registrar and Transfer Agent

      Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the capital securities.

      Each ONB Trust will register transfers of its capital securities without charge, but will require payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The ONB Trusts will not register transfers of their capital securities after the relevant capital securities are called for redemption.

Information Concerning the Property Trustee

      The property trustee undertakes to perform only the duties that are specifically set forth in each trust agreement, other than during the continuance of a trust agreement default. After a trust agreement default, the property trustee is required to exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee has no obligation to exercise any of its powers under the applicable trust agreement at the request of any holder of capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur by doing so. If no trust agreement default has occurred and is continuing and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provision of the applicable trust agreement, then Old National will have the right to tell the property trustee which action to take unless the matter is one on which holders of capital securities are entitled to vote. If Old National doesn’t give any directions, the property trustee will take whatever action it deems advisable and in the best interests of the holders of the capital securities and common securities. The property trustee will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

      The property trustee and the administrators are authorized and directed to operate the ONB Trusts in such a way that:

•	no ONB Trust will be:

•	deemed to be an “investment company” required to be registered under the Investment Company Act or

•	taxable as a corporation for United States federal income tax purposes; and

•	the junior subordinated debentures will be treated as Old National’s indebtedness for United States federal income tax purposes.

      Holders of the capital securities have no preemptive or similar rights.

      No ONB Trust may borrow money or issue debt or mortgage or pledge any of its assets.

DESCRIPTION OF GUARANTEES

      When capital securities and common securities are issued by an ONB Trust, Old National will execute and deliver a guarantee agreement for the benefit of the holders of the capital securities of that ONB Trust. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. Unless otherwise specified in an applicable prospectus supplement, J.P. Morgan Trust Company, National Association will act as guarantee trustee under each guarantee for the purposes of compliance with the Trust Indenture Act, and will hold the guarantee for the benefit of the holders of the related ONB Trust’s capital securities.

      Old National has summarized certain provisions of the guarantees below. This summary is not complete. The form of the guarantee agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part, and you should read the guarantee agreement for provisions that may be important to you. Reference in this summary to capital securities means that ONB Trust’s capital securities to which a guarantee relates.

General

      Old National will irrevocably and unconditionally agree to pay the guarantee payments to the holders of the capital securities, as and when due, regardless of any defense, right of set-off or counterclaim that the ONB Trust may have or assert other than the defense of payment.

      The guarantee payments include the following, to the extent not paid by or on behalf of the related ONB Trust:

•	any accumulated and unpaid distributions required to be paid on the capital securities, but only if and to the extent that the applicable ONB Trust has funds on hand available for the distributions at that time;

•	the redemption price with respect to any capital securities called for redemption, if and to the extent that the applicable ONB Trust has funds on hand available to pay the redemption price at that time; or

•	upon a voluntary or involuntary termination, winding up or liquidation of an ONB Trust (unless the corresponding junior subordinated debentures are distributed to the holders of the capital securities), the lesser of:

•	the liquidation distribution; and

•	the amount of assets of the applicable ONB Trust remaining available for distribution to holders of capital securities.

      Old National’s obligation to make a guarantee payment may be satisfied either by Old National’s direct payment of the required amounts to the holders of the applicable capital securities or by causing the ONB Trust to pay them.

      Each guarantee will be an irrevocable guarantee on a junior subordinated basis of the related ONB Trust’s obligations in respect of the capital securities, but will apply only to the extent that the related ONB Trust has funds sufficient to make the required payments. If Old National does not make interest payments on the junior subordinated debentures held by an ONB Trust, the ONB Trust will not be able to pay distributions on its capital securities.

Status of the Guarantees

      Each guarantee will constitute Old National’s unsecured obligation and will rank equally with the junior subordinated debentures and subordinate and junior in right of payment to all senior debt of Old National to the same extent as the junior subordinated debentures. See “Description of Junior Subordinated Debentures — Subordination.”

      Each guarantee in respect of an ONB Trust will rank equally with all other guarantees Old National issues relating to capital securities issued by other ONB Trusts. Each guarantee will constitute a guarantee of payment and not of collection, which means that the guaranteed party may institute a legal proceeding directly against Old National as the guarantor to enforce its rights under the guarantee without first suing anyone else. Each guarantee will be held for the benefit of the holders of the related capital securities.

Amendments and Assignment

      Except with respect to any changes which do not adversely affect the rights of holders of the related capital securities in any material respect (in which case no vote will be required), no guarantee may be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the related outstanding capital securities. The manner of obtaining any required approval will be as set forth under “Description of Capital Securities — Voting Rights; Amendment of Each Trust Agreement.” All guarantees and agreements contained in each guarantee agreement will bind Old National’s successors, assigns, receivers, trustees and representatives and will benefit the holders of the related capital securities then outstanding.

Termination of the Guarantees

      Each guarantee will terminate upon full payment of the redemption price of the related capital securities, upon full payment of the amounts payable upon liquidation of the related ONB Trust or upon distribution of corresponding junior subordinated debentures to the holders of the related capital securities. Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related capital securities must restore payment of any sums paid under the capital securities or the guarantee.

Events of Default

      An event of default will occur under a guarantee agreement if:

•	Old National defaults in its payment obligations under the guarantee agreement; or

•	Old National defaults on some other obligation under the guarantee agreement and that default remains unremedied for 30 days.

      The holders of a majority in aggregate liquidation amount of the related capital securities have the right:

•	to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee agreement; or

•	to direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

      Any holder of the capital securities may institute a legal proceeding directly against Old National to enforce the guarantee trustee’s rights under the guarantee agreement without first instituting a legal proceeding against the ONB Trust, the guarantee trustee or anyone else.

      Holders of a majority in aggregate liquidation amount of the related capital securities also have the right to waive any past event of default and its consequences.

      As guarantor, Old National is required to file annually with the guarantee trustee a certificate stating whether or not Old National is in compliance with all the conditions and covenants applicable to Old National under the guarantee agreement.

Information Concerning the Guarantee Trustee

      The guarantee trustee will perform only the duties that are specifically set forth in each guarantee agreement, other than during the occurrence and continuance of a default by Old National in performance of any guarantee. After Old National defaults and while the default continues, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision and so long as no default under the applicable guarantee agreement has occurred and is continuing, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any guarantee agreement at the request of any holder of any capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur by doing so.

RELATIONSHIP AMONG THE CAPITAL SECURITIES,

THE CORRESPONDING JUNIOR SUBORDINATED DEBENTURES
AND THE GUARANTEES

Full and Unconditional Guarantee

      Old National will irrevocably and unconditionally agree to make the guarantee payments described under “Description of Guarantees.” Taken together, Old National’s obligations under each series of junior subordinated debentures, the junior subordinated debenture indenture, the related trust agreement and the related guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related series of capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the full and unconditional guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the ONB Trust’s obligations under the capital securities. See “The ONB Trusts,” “Description of Capital Securities,” and “Description of Junior Subordinated Debentures.”

      If and to the extent that Old National does not make payments on any series of corresponding junior subordinated debentures, the ONB Trust will not pay distributions or other amounts due on its capital securities. The guarantees do not cover payment of distributions when the related ONB Trust does not have sufficient funds to pay the distributions. In the event that Old National fails to make an interest payment on a series of junior subordinated debentures when due (i.e., after taking into account any deferral of interest in accordance with the provisions of that series of junior subordinated debentures), the remedy for a holder of the capital securities issued by that trust is to institute a legal proceeding directly against Old National for enforcement of payment of the distributions to such holder.

Sufficiency of Payments

      As long as Old National makes payments when due on each series of junior subordinated debentures, those payments will be sufficient to cover distributions and other payments due on the related capital securities. This is because:

•	the aggregate principal amount of each series of junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the related capital securities and related common securities;

•	the interest rate and interest and other payment dates on each series of junior subordinated debentures will match the distribution rate and distribution and other payment dates for the related capital securities;

•	Old National, as issuer of the junior subordinated debentures, has promised to pay any and all costs, expenses and liabilities of each ONB Trust except the ONB Trust’s obligations under its capital securities; and

•	each trust agreement provides that the ONB Trust will not engage in any activity that is not consistent with the limited purposes of the ONB Trust.

      Old National has the right to set-off any payment Old National is otherwise required to make under the junior subordinated debenture indenture if and to the extent Old National has already made, or is concurrently making, a payment under the related guarantee agreement.

Enforcement Rights of Holders of Capital Securities

      A holder of any capital security may institute a legal proceeding directly against Old National to enforce its rights under the related guarantee agreement without first instituting a legal proceeding against the guarantee trustee, the related ONB Trust or anyone else.

Limited Purpose of ONB Trusts

      Each ONB Trust’s capital securities evidence undivided beneficial ownership interests in the assets of that ONB Trust, and each ONB Trust exists for the sole purposes of issuing its capital securities and common securities, investing the proceeds in junior subordinated debentures and engaging in only those other activities necessary or incidental to those purposes. A principal difference between the rights of a holder of a capital security and a holder of a corresponding junior subordinated debenture is that the holder of a junior subordinated debenture is entitled to receive from Old National the principal amount of, and interest accrued on, the junior subordinated debentures while the holder of a capital security is entitled to receive distributions from the ONB Trust, or from Old National under the applicable guarantee agreement, if and to the extent the ONB Trust has funds available for the payment of the distributions.

Rights upon Termination

      Upon any voluntary or involuntary termination of any ONB Trust involving the liquidation of the junior subordinated debentures held by that ONB Trust, after satisfaction of creditors of the ONB Trust as provided by applicable law, the holders of the related capital securities will be entitled to receive the liquidation distribution in cash out of the assets of the ONB Trust. See “Description of Capital Securities — Liquidation Distribution upon Termination.” If Old National becomes subject to any voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the corresponding junior subordinated debentures, would be one of Old National’s junior subordinated creditors. The property trustee would be subordinated in right of payment to all of Old National’s other liabilities to the extent described in the junior subordinated debenture indenture, but it would be entitled to receive payment in full of principal and interest before Old National’s stockholders receive payments or distributions. Old National is the guarantor under each guarantee agreement and pursuant to the junior subordinated debenture indenture, as borrower, has agreed to pay all costs, expenses and liabilities of each ONB Trust (other than the ONB Trust’s obligations to the holders of its capital securities). Accordingly, in the event of Old National’s liquidation or bankruptcy, the position of a holder of capital securities and the position of a holder of corresponding junior subordinated debentures are expected to be substantially the same relative to Old National’s other creditors and to Old National’s stockholders.

GLOBAL SECURITIES

      Unless otherwise indicated in the applicable prospectus supplement, securities other than common stock will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee. Unless otherwise indicated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as described herein or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in global form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

      DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is a wholly owned subsidiary of the Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of DTC’s participants and subsidiaries of DTCC as well as by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

      Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, trustee or warrant agent as registered holders of the securities entitled to the benefits of our articles of incorporation or the applicable indenture, warrant agreement, trust agreement or guarantee. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

      Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

      Because DTC can act only on behalf of

•	participants, who in turn act only on behalf of participants or indirect participants, and

•	certain banks, trust companies and other persons approved by it,

the ability of a beneficial owner of securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities.

      DTC has advised us that DTC will take any action permitted to be taken by a registered holder of any securities under our articles of incorporation or the relevant indenture, warrant agreement, trust agreement or guarantee only at the direction of one or more participants to whose accounts with DTC such securities are credited.

      Unless otherwise indicated in the applicable prospectus supplement, a global security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered;

•	we execute and deliver to the relevant registrar, transfer agent, trustee and/or warrant agent an order complying with the requirements of the applicable indenture, trust agreement or warrant agreement that the global security will be exchangeable for definitive securities in registered form; or

•	there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to these debt securities.

Any global security that is exchangeable under the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

      Upon the occurrence of any event described in the preceding paragraph, DTC is generally required to notify all participants of the availability of definitive securities. Upon DTC surrendering the global security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or warrant agent, as the case may be, will reissue the securities as definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of securities entitled to the benefits of our articles or the relevant indenture trust agreement and/or warrant agreement.

      Redemption notices will be sent to Cede & Co. as the registered holder of the global securities. If less than all of a series of securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

      Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for these securities.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we and the ONB Trusts believe to be accurate, but we assume no responsibility for the accuracy thereof. None of Old National, the ONB Trusts, the trustees, any registrar and transfer agent or any warrant agent, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

      Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the DTC’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance of this security may be required to be made in immediately available funds.

PLAN OF DISTRIBUTION

      We and the trusts may sell the securities offered by this prospectus to or through underwriters or dealers, through agents, directly to one or more purchasers or through a combination of methods. No commission will be payable and no discount will be allowed on any sales we or our affiliates make directly.

      Underwriters, dealers and agents that participate in the distribution of the securities offered under this prospectus may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents, who may include ONB Investment Services, Inc., will be identified and their compensation, including any underwriting discount or commission, will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed. The maximum discount or commission that may be received by any member of the National Association of Securities Dealers, Inc. (commonly referred to as the “NASD”) for sales of securities pursuant to this prospectus will not exceed 8.00%.

      The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

      In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions.

      In connection with an offering of securities, underwriters may purchase and sell these securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by underwriters with respect to the offering. Stabilizing transactions consist of certain bids or purchases for preventing or retarding a decline in the market price of the securities; and short positions created by underwriters involve the sale by underwriters of a greater number of securities than they are required to purchase from us in the offering. Underwriters also may impose a penalty bid, by which selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by underwriters if such securities are repurchased by underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued without notice at any time.

      We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.

      If the applicable prospectus supplement indicates, we or an ONB Trust will authorize dealers or our agents to solicit offers by institutions to purchase offered securities from us under contracts that provide for payment and delivery on a future date. We or an ONB Trust must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

      The institutional purchaser’s obligations under the contract will only be subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

      We and the ONB Trusts may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

      When we or an ONB Trust issue the securities offered by this prospectus, except for shares of common stock or debt securities issued upon a reopening of an existing series of debt securities, they may be new securities without an established trading market. The securities may or may not be listed on a national securities exchange or the Nasdaq National Market. If we or an ONB Trust sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

      ONB Investment Services, Inc. is a wholly-owned subsidiary of ours. Accordingly, the distribution of securities by ONB Investment Services, Inc. will conform to the requirements set forth in Rules 2720 and, in the case of a distribution of capital securities of an ONB Trust, 2810 of the Conduct Rules of the NASD. In accordance with Rules 2720 and 2810, no member of the NASD participating in an underwriting will be permitted to confirm sales to accounts over which it exercises discretionary authority without prior specific written approval of the customer.

      Certain of the underwriters may use this prospectus and the accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

      Underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses. In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates. These underwriters or agents or their affiliates may receive compensation, trading gain or other benefits from these transactions.

LEGAL MATTERS

      The validity of the securities offered by us pursuant to this prospectus will be passed upon for us by Krieg DeVault LLP, Indianapolis, Indiana. Richards, Layton & Finger, P.A., special Delaware counsel for the ONB Trusts, will pass upon certain legal matters for the ONB Trusts. Unless otherwise indicated in the applicable prospectus supplement, Sidley Austin Brown & Wood LLP, New York, New York, will act as counsel to any underwriters or agents.

EXPERTS

      The consolidated financial statements of Old National Bancorp and its subsidiaries at December 31, 2003 and 2002 and for each of the three fiscal years in the period ended December 31, 2003, which are incorporated in this prospectus by reference to Old National Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

$50,000,000
         Old National Bancorp
                  % Senior Notes due 2010

PROSPECTUS SUPPLEMENT
                    , 2005

Citigroup